Dated 28th October 1996




                            560,000,000 Pounds Sterling

                     TERM LOAN AND REVOLVING FACILITY AGREEMENT

                                     between

                            CE ELECTRIC UK HOLDINGS

                                   as Company

                              CE ELECTRIC UK plc

                                   as Bidco

                                 CREDIT SUISSE
                             as Arranger and Agent

                                      and


                                    OTHERS



                               Clifford Chance
                           200 Aldersgate Street
                              London EC1A 4JJ

                                   CONTENTS

Clause

PART 1

INTERPRETATION

1.	Interpretation

PART 2

THE FACILITIES

2.	The Facilities
3.	Term and Purpose of the Facilities
4.	Amount of the Facilities and Option to Utilise Overdraft Facility
5.	Conditions Precedent
6.	Rights and Obligations

PART 3

CANCELLATION AND PREPAYMENT

7.	Cancellation
8.	Prepayment

PART 4

UTILISATION PROCEDURES

9.	Utilisation Requests
10.	Amount of Utilisation
11.	Allocation Amongst Banks

PART 5

THE ADVANCES

12.	Making of Advances
13.	Interest Periods
14.	Interest
15.	Repayment

PART 6

CHANGE IN CIRCUMSTANCES

16.	Taxes
17.	Increased Costs
18.	Illegality
19.	Mitigation
20.	Market Disruption

PART 7

REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

21.	Representations
22.	Information
23.	Undertakings
24.	Default

PART 8

GUARANTEE

25.	Guarantee

PART 9

PAYMENTS

26.	Currency of Amount
27.	Payments
28.	Redistribution of Payments
29.	Netting of Payments and Set-Off

PART 10

DEFAULT INTEREST AND INDEMNITY

30.	Default Interest and Indemnity

PART 11

FEES, COSTS AND EXPENSES

31.	Fees
32.	Costs and Expenses

PART 12

AGENCY PROVISIONS

33.	The Agent and the Arranger

PART 13

ASSIGNMENT AND TRANSFERS

34.	Benefit of Agreement
35.	Assignments and Transfers by the Obligors
36.	Assignments and Transfers by Banks
37.	Disclosure of Information

PART 14

MISCELLANEOUS

38.	Calculations and Evidence of Net Debt
39.	Partial Invalidity
40.	Remedies, Amendments and Waivers
41.	Notices
42.	Law


THIS AGREEMENT is made on 28th October 1996.

BETWEEN:

(1) CE ELECTRIC UK HOLDINGS an unlimited liability company incorporated in England and Wales with company no. 3270696 (the
"Company");

(2) CE ELECTRIC UK plc a limited liability company incorporated in England and Wales with company no. 3271033 ("Bidco");

(3)  CREDIT SUISSE in its capacity as arranger of the facilities
(the "Arranger");

(4)  CREDIT SUISSE as agent for the banks (the "Agent"); and

(5)  CREDIT SUISSE as original lender (the "Original Lender").

NOW IT IS HEREBY AGREED as follows:

PART 1

INTERPRETATION

1.  Interpretation

1.1  In this Agreement:

"Accession Memorandum" means a memorandum in the form set out in the Ninth Schedule;

"Act" means the Electricity Act 1989 and, unless the context otherwise requires, all subordinate legislation made pursuant thereto;

"Adjusted Share Capital and Reserves" means the aggregate of the following items namely:

(i) the amount (including any share premium) of the share capital of the Company for the time being issued and paid up or credit as paid up; and

(ii) the amounts standing to the credit of all capital and revenue reserve accounts and the consolidated profit and loss account of the Group;

but adjusted to the extent that the following items have not already been added, deducted or excluded in arriving at the figures referred to in (i) or (ii) above;

(iii)  by adding the outstanding amount of any Subordinated Debt;

(iv) by deducting the amounts standing to the debt of all capital and revenue reserve accounts and the consolidated profit and loss account of the Group;

(v) by deducting any amounts shown in respect of interests of non-Group members in Group subsidiaries;

(vi) by adding the amount of goodwill arising upon and in respect of the acquisition of the Shares; and

(vii) by deducting the amount of any distribution declared or made by the Company or any of its subsidiaries (other than to another member of the Group) out of profits included within reserves to the extent that those reserves have not already been reduced on account thereof, but so that no amount to be added, deducted or excluded as a result of any of the foregoing shall be added, deducted or excluded more than once in the same calculation and each such amount shall be determined by reference to the most recent financial statements and compliance certificates delivered hereunder as adjusted pursuant to the provisions of Clause 22.9 (Change in Basis);

"Advance" means a Revolving Advance or, as the case may be, a Term Advance;

"Announcement Date" means the date on which the Press Release is issued;

"Associated Costs Rate" means, in respect of any period, the percentage rate per annum given by the formula set out in the Third Schedule (Associated Costs Rate);

"Authorised Signatory" means in relation to any communication to be made, or any document to be executed or certified by an Obligor, any Person;

(i) who is at such time duly authorised, by or pursuant to the board resolution or other authorisation mentioned in the Second Schedule (Conditions Precedent) or, as the case may be, the Tenth Schedule (Documents to Accompany Accession Memorandum) or in such other manner as may be acceptable to the Agent, to make such communication, or to execute or certify such document, on behalf of such Obligor; and

(ii) in respect of whom the Agent has received a certificate of the Secretary (or other duly authorised officer) of such Obligor setting out the name and, where such Person is authorised to execute or certify documents, signature of such Person and confirming such Person's authority to act as aforesaid;

"Available Revolving Commitment" means, in relation to a Bank, its Revolving Commitment less its Revolving Outstandings, if any;

"Available Revolving Facility" means, at any time, the aggregate of the Available Revolving Commitments;

"Available Term Commitment" means, in relation to a Bank, the aggregate of its Available Tranche A Term Commitment and its Available Tranche B Term Commitment;

"Available Term Facility" means, at any time the aggregate of the Available Term Commitments;

"Available Tranche A Term Commitment" means, in relation to a Bank, its Tranche A Term Commitment (to the extent not cancelled or reduced) less the aggregate of the outstanding Tranche A Term
Advances previously made by such Bank;

"Available Tranche B Term Commitment" means, in relation to a Bank, its Tranche B Term Commitment (to the extent not cancelled or reduced) less the aggregate of the outstanding Tranche B Term
Advances previously made by such Bank;

"Banks" means, subject to Clause 7.5 (Bank's Cessation), the Original Lender and any transferee which becomes a party hereto pursuant to a Transfer Certificate or, as the case may be, a Global Transfer Certificate acting in their capacity as providers of the Facilities and "Bank" means any one of them;

"Borrowers" means the Company and, upon the Target or any other member of the Group becoming a Borrower pursuant to Clause 5.3
(Accession), the Target or such other member of the Group and "Borrower" means any of them;

"Borrowings" means, any Indebtedness for, or for interest or other charges relating to, or otherwise in respect of or pursuant to:

(a) moneys borrowed or raised, including, without limitation, monies raised by the sale of receivables or other financial assets on terms (and to the extent) that recourse may be had to the vendor in the event of non-payment of such receivables or financial assets when due and monies raised under acceptance credit facilities through the issue of bonds, notes, debentures, bills, loan stocks and other debt securities (including any debt security convertible, but not at the relevant time converted, into share capital), provided that the Subordinated Debt (if any) shall not constitute a Borrowing;

(b) the acquisition cost of assets or services to the extent payable on deferred payment terms after the time of acquisition or possession thereof by the party liable (whether or not evidenced by any bond, note, debenture, loan stock or other debt security), excluding (i) retentions which are normal in the trade concerned and not entered into primarily as a means of raising finance, (ii) any payment relating to construction works or the acquisition of fixed assets which will become payable only upon fulfilment of conditions relating to or comprising completion or commissioning of certain stages in such works or in the supply programme or the granting of any planning permission for such works or fixed assets and which has not yet become payable by reason of the non-fulfilment of any such condition, and (iii) any such cost payable on deferred payment terms which are normal in the business concerned and not entered into primarily as a means of raising finance, and which do not involve any deferral of payment of any sum for more than six months;

(c) moneys received in consideration for the supply of goods and/or services to the extent received more than six months before the due date for such supply (but excluding any liability in respect of bona fide advance payments and deposits received from customers in the ordinary course of trade);

(d) instalments under conditional sale agreements entered into primarily as a method of raising finance;

(e) payments under leases (whether in respect of land, machinery, equipment or otherwise) and payments under hire purchase agreements and similar agreements and instruments, in each case where such leases, agreements or instruments are treated as finance leases in accordance with generally accepted accounting principles;

(f) (i) any guarantee, indemnity, letter of credit or other legally binding instrument to assure payment of, or against loss in respect of non-payment of, any of the Indebtedness specified in this definition and any counter-indemnity in respect of any thereof; and/or

(ii) any legally binding agreement or other instrument entered into in connection with any of the Indebtedness specified in this definition requiring, or giving any Person the right (contingently or otherwise) to require, that any other Person invest in, make advances to, purchase assets of, or maintain the solvency or financial condition of, any other Person;

(g) any interest rate and/or currency swap, and any other interest or currency protection, hedging or financial futures transaction or arrangement,

provided that double counting shall be avoided and that in computing an amount of Borrowings of any Person or Persons for the purposes of the definition of Net Debt or for the purposes of Clause 23.6 (Restriction on Borrowings):

(i) any interest, dividends, commission, fees or other like financing charges, and any item falling within paragraph (g), shall be excluded, save in each case to the extent capitalised or more than 15 days overdue for payment;

(ii) in respect of any bonds, notes, debentures, loan stocks and/or other debt securities issued at a discount or redeemable at a premium and constituting a Borrowing, the issue price thereof, together with any applicable discount or premium recognised or required by generally accepted accounting principles to be recognised at the time of calculation (other than amounts required by generally accepted accounting principles to be accounted for as interest) in the relevant financial statement of the relevant person (were any then to be prepared), shall be included;

(iii) in respect of paragraphs (d) and (e) (but in case of paragraph (d), only where no interest or similar charge is charged), only the principal amount thereof as determined by generally accepted accounting principles or (in the case of paragraph (e)) the capitalised value (as so determined) of any items falling thereunder shall be included;

(iv) any item falling within paragraph (f) which is in respect of any sum excluded by item (i) or (iii) of this proviso shall be excluded; and

(v) any item falling within paragraph (f) shall be included only to the extent that the same has been or (in accordance with generally accepted accounting principles) ought to be given a value in the latest or next relevant financial statements, or in any notes to those financial statements;

"Capitalisation" means, at any particular time, the aggregate of Adjusted Share Capital and Reserves and Net Debt at such time;

"Certain Funds Period" means the period commencing at opening of business on the date hereof and ending at close of business:

(a)  on the earlier of:

(i)  the date which falls 180 days after the Announcement Date;

(ii)  the date which falls three months after the Unconditional
Date; and

(iii)  the date which falls 200 days after the date hereof; or

(b) for the purposes of a Utilisation under paragraph (a) of Clauses 3.2 (Purpose of Tranche A Term Facility) only on the date which falls no later than 200 days after the date hereof; or

(c) for the purpose of a Utilisation under paragraph (b)(iii) of Clause 3.2 (Purpose of Tranche A Term Facility) only no later than 180 days after the date of the offer (as that term is used in the Companies Act 1985) or, if one or more applications to court are made under Section 430(C)(1) of the Companies Act 1985 the first business day after the last day on which any such application is disposed of, whichever is the latter

"Clean-Up Date" means the date falling 150 days after Target becomes a subsidiary of the Company;

"Code" means The City Code on Takeovers and Mergers;

"Commitments" means, in relation to a Bank, its Revolving
Commitment and/or its Tranche A Term Commitment and/or its Trance
B Term Commitment, as the case may be;

"Dangerous Substance" means any radioactive emissions, noise, any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous substance or waste, gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare;

"Director General" means the Person appointed from time to time by the Secretary of State to hold office as the Director General of Electricity Supply for the purposes of the Act;

"EBITDA" means, in respect of any Relevant Period, the total operating profit for continuing operations, acquisitions ( as a component of continuing operations) and discounted operations after taking into account all exceptional items but before taking account (or, as the case may be, deducting) (i) Interest Payable and Interest Receivable, (ii) all amounts provided for depreciation, goodwill and amortisation, (iii) all extraordinary items, (iv) all Taxes and (v) any Offer Costs in each case, for that Relevant Period (calculated on a consolidated basis disregarding any portion of any item taken into account in that calculation which is attributable to any minority interests in subsidiaries of the Company) all as determined by reference to the most recent financial statements and compliance certificates delivered hereunder as adjusted pursuant to the provisions of Clause 22.9 (Change in Basis);

"Environment" means all, or any of, the following media: the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation, surface and sub-surface soil);

"Environmental Claim" means any claim by any Person:

(a) in respect of loss or liability suffered or incurred by that Person as a result of or in connection with any violation of Environmental Law; or

(b) that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings, including without limitation, any such claim arising from injury to Persons, property or natural resources;

"Environmental Contamination" means each of the following and their consequences:

(a)  any release, emission, leakage or spillage of any Dangerous
Substance at or from any site owned, occupied or used by any member of the Group into any part of the Environment; or

(b) any accident, fire, explosion or sudden event at any site owned, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous
Substance; or

(c)  any other pollution of the Environment;

"Environmental Law" means all applicable laws (including, without limitation, common law), regulations and directing codes of practice, circulars, guidance notices and the like having the force of the law (whether in the United Kingdom or elsewhere) concerning pollution or the protection of human health, the environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances;

"Environmental Licence" means any permit, licence, authorisation, consent or other approval required by any Environmental Law;

"Event of Default" means, subject to Clause 24.4 (Clean-Up
Period), any of the events mentioned in Clause 24.1 (Events of Default);

"Facilities" means the Revolving Facility, the Tranche A Term
Facility and the Tranche B Term Facility;

"Facility Office" means, in relation to the Original Lender, its office identified with its signature below, or in relation to a Transferee to whom the participation of a Bank is being transferred, its office identified in the "Administrative Details" section to the relevant Transfer Certificate or, as the case may be, Global Transfer Certificate or, in any case, such other office as it may from time to time, by notice to the Agent, select or such other office as may be agreed pursuant to Clause 19 (Mitigation);

"Facility Termination Date" means:

(i)  when designed "Term", the last day of the Certain Funds
Period; and

(ii) when designated "Revolving", (a) (if no Term Advance is drawn at all) the Term Facility Termination Date and (b) otherwise the Final Maturity Date;

"Final Maturity Date" means the date falling on the fifth anniversary of the Unconditional Date;

"Finance Documents" means this Agreement, the Intercreditor
Agreement, the side letter referred to in paragraph 7 of the Second Schedule and the fee letter referred to in Clauses 31.2
(Agency Fees) and 31.3 (Arrangements Fees);

"Global Transfer Certificate" means a certificate substantially in the form set out in Part 2 of the Sixth Schedule (Form of Global Transfer Certificate) signed by a Bank and each Transferee whereby;

(i) such Bank seeks to procure the transfer to each Transferee of part of such Bank's rights and obligations hereunder, subject to and upon the terms and conditions set out in Clause 36
(Assignments and Transfers by Banks); and

(ii) each Transferee undertakes to perform the obligations it will assume as a result of the delivery of such certificate to the Agent as contemplated in Clause 36 (Assignments and Transfers by Banks);

"Group" means, at any time, the Company and each of its subsidiaries (if any) at such time;

"Information Memorandum" means an information memorandum in connection herewith as, when and if agreed between the Company and the Arranger for use in the syndication of the Facilities;

"Instructing Group" means, at any time a Bank or group of Banks the aggregate of whose Commitment equals or exceeds 66 2/3% of the Commitments of all the Banks (or, if the Commitments have been reduced to zero equalled or exceeded such percentage immediately before such reduction) Provided that for the purposes hereof the operation of Clause 4.2 (Overdraft Facility) shall be ignored;

"Intercreditor Agreement" means an agreement in the Agreed Form made or to be made between, inter alia, the Company, the Agent and the creditors from time to time in respect of the Subordinated Debt;

"Interest Payable; means, in respect of any Relevant Period, all interest (including, without limitation, the interest elements of finance leases), commission, fees (of a recurring nature) and similar charges as shown in (or in the notes to) the financial statements of the Group calculated on a consolidated basis for the Relevant Period all as determined by reference to the most recent financial statements and compliance certificates delivered hereunder as adjusted pursuant to the provisions of Clause 22.9 (Change in Basis);

"Interest Period" means, save as otherwise provided herein, any of those periods mentioned in Clause 13 (Interest Periods);

"Interest Receivable" means, in respect of any Relevant Period, all interest receivable and similar income as shown in (or in the notes to) the financial statements of the Group calculated on a consolidated basis for the Relevant Period all as determined by reference to the most recent financial statements and compliance certificates delivered hereunder as adjusted pursuant to the provisions of Clause 22.9 (Change in Basis);

"LIBOR" means, in relation to any Advance or unpaid sum, on any day, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards, if necessary to four decimal places) of the respective rates notified to the Agent by each of the Reference Banks as the rate at which such Reference Bank is offering deposits in sterling and for the specified term to prime banks in the London Interbank Market at or about 11.00 a.m. on the Quotation Date for deposits in sterling of such term and, for the purposes of this definition, "specified term" means, in relation to a Revolving Advance, the Term of such Revolving Advance, in relation to a Term Advance, the Interest Period in respect of such Advance and, in relation to an unpaid sum, the period in respect of which LIBOR falls to be determined on that day in relation to such unpaid sum;

"Licence" means the existing public electricity supply licence granted by the Secretary of State to Target under Section 6(1)(c) of the Act, as modified and/or extended from time to time;

"Licenceholder" means at any time the member of the Group which then holds the Licence;

"Licence Undertaking" means any and each undertaking or assurance given in connection with the Offer by any one or more of the Shareholders, the Company or the Target or any Affiliate of any of them to the Director General or the Secretary of State concerning the management and/or ownership of and/or other matters concerning the Target once it has become a subsidiary of the Company;

"Margin" means a rate per annum of 0.75% Provided that if on any Margin Adjustment Date:

(i) an Event of Default has not occurred or has occurred but is not continuing; and

(ii)  it is determined by the Agent by reference to:

(a) from the date hereof to (but excluding) the last day of the Certain Funds Period, consolidated unaudited accounts of the Company and its subsidiaries prepared on a pro forma basis prepared as if all the Shares had been acquired pursuant to the Offer, the Facilities had been fully drawn and the condition set out in paragraph 9 of the Second Schedule (Conditions Precedent) had been satisfied; or

(b) from the last day of the Certain Funds Period, the latest accounts at that time,

that:

(A) the ration of Net Debt to Capitalisation of the Group calculated in accordance with Clause 23.9 (Financial Ratios) is equal to or less than 65% but greater than 60%, then the applicable Margin shall, with effect from that Margin Adjustment
Date, be reduced from 0.75% to 0.625% per annum;

(B) the ratio of Net Debt to Capitalisation of the Group calculated in accordance with Clause 23.9 (Financial Ratios) is equal to or less than 60% but greater than 55%, then the applicable Margin shall, with effect from that Margin Adjustment
Date, be reduced from 0.75% to 0.5% per annum; and

(C) the ration of Net Debt to Capitalisation of the Group calculated in accordance with Clause 23.9 (Financial Ratios) is equal to or less than 55%, then the applicable Margin shall, with effect from that Margin Adjustment Date, be reduced from 0.75% to 0.325% per annum;

"Margin Adjustment Date" means the first Utilisation Date and thereafter the next business day following the date of delivery of any set of quarterly accounts to the Agent pursuant to Clause
22.3 (Semi-annual and Quarterly Information);

"Material Subsidiary" means, at any time, each Obligor (other than the Company), Bidco, the Target and any other Person which is a subsidiary of the Company and is a Licenceholder or (other than any Project Finance Subsidiary):

(i) (a) whose profits before tax on ordinary activities or (b) whose gross assets (excluding goodwill) represent 10% or more of the consolidated profits before tax on ordinary activities of the Group or, as the case may be, consolidated gross assets (excluding goodwill) of the Group in each case as calculated by reference to the latest consolidated financial statements of such subsidiary and the latest consolidated financial statements of the Group adjusted in such manner as the auditors of the Company may determine (which determination shall be conclusive in the absence of manifest error) to reflect the profits (or losses) before tax on ordinary activities and consolidated gross assets (excluding goodwill) of any Person which has become or ceased to be a member of the Group since the end of the financial period to which the latest financial statements of the Group relate); or

(ii) to which is transferred all or substantially all of the business, undertaking or assets of a Person which immediately prior to such transfer is a Material Subsidiary whereupon the transferor shall cease to be a Material Subsidiary and the transferee shall become a Material Subsidiary under this sub-Clause (ii) upon the completion of such transfer;

Provided that any determination made by the auditors of the Company as to whether a subsidiary of the Company is or is not a Material Subsidiary at any time shall be conclusive in the absence of manifest error;

"Net Debt" means at any time, the amount of the Borrowings of the members of the Group from sources external to the Group plus the amount of any actual or contingent liability of any member of the Group to provide funds by loan, subscription for share capital or otherwise to any Person in which any member of the Group has an ownership interest at such time less the cash in hand and cash equivalents of the members of the Group at that time, in each case giving effect to the proviso to the definition of "Borrowings";

"Net Interest Payable" means, in respect of any Relevant Period, Interest Payable less Interest Receivable for that Relevant
Period;

"Obligors" means the Company in its capacity as a Borrower hereunder and each of the Company and Bidco in its capacity as guarantor pursuant to Clause 25 (Guarantee) and, upon any Person becoming a Borrower pursuant to Clause 5 (Conditions Precedent), that Person (and "Obligor" means any of them);

"Offer" means the offer proposed to be made by or on behalf of Bidco, substantially on the terms and conditions set out in the Press Release, to acquire the whole of the ordinary share capital (whether in issue or falling to be allotted) of the Target not already owned by Bidco, as such offer may from time to time be amended, added to, revised, renewed or waived in compliance with the terms hereof;

"Offer Costs" means all costs, fees and expenses (and Taxes thereon) and all stamp, documentary, registration or similar Taxes incurred by or on behalf of the Company or any subsidiary of the Company in connection with the Offer and the Preference Share Offer including the preparation, negotiation and entry into of this Agreement;

"Offer Document" means the offer document to be despatched to shareholders of the Target in respect of the Offer and the Preference Share Offer;

"Ordinary Shares" means the ordinary shares of 56 12/23p each in the capital of the Target;

"Original Financial Statements" means the audited consolidated accounts of the Target for its financial year ended 31st March
1996;

"Outstandings" means, in relation to a Bank, its Revolving
Outstandings and/or its Tranche A Term Outstandings and/or its
Tranche B Term Outstandings, as the context may require;

"Overdraft Bank" means a Bank designated for the time being as an Overdraft Bank for the purposes hereof pursuant to Clause 4.2
(Overdraft Facility);

"Overdraft Facility" means any facility designated to such pursuant to Clause 4.2 (Overdraft Facility);

"Panel" means the Panel on Takeovers and Mergers;

"Pooling and Settlement Agreement" means an agreement dated 30 March 1990 made by the target with The National Grid Company plc and others setting out the rules and procedures for the operation of an electricity trading pool and of a settlement system and, while the same has effect, the "Initial Settlement Agreement" also dated 30 March 1990 and made between the same parties, as amended from time to time;

"Potential Event of Default" means any event which with the giving of notice or the expiry of any grace period or the fulfilment of any other condition (apart from the mere occurrence of such event) (or any combination thereof) would become an Event of Default Provided that any such event which by reason of the express provisions of any Finance Document requires the satisfaction of a condition as to materiality before it may become an Event of Default shall not be a Potential Event of Default unless that condition is satisfied;

"Preference Share Offer" means the offer proposed to be made by or on behalf of Bidco, substantially on the terms and conditions set out in the Press Release, to acquire the whole of the preference share capital (whether in issue or falling to be allotted), as such offer may from time to time be amended, added to, revised, reviewed or waived in compliance with the terms hereof;

"Preference Shares" means a press announcement to be released by Bidco announcing the terms of the Offer and the Preference Share
Offer in the Agreed Form;

"Press Release" means a press announcement to be released by Bidco announcing the terms of the Offer and the Preference Share
Offer in the Agreed Form;

"Project Finance Indebtedness" means any Indebtedness incurred to finance the ownership, acquisition, construction, development and/or operation of an asset:

(a)  which is incurred by a Project Finance Subsidiary; or

(b) in respect of which the Person or Persons to whom such Indebtedness is or may be owed by the relevant debtor (whether or not a member of the Group) have no recourse whatsoever for the repayment of or payment of any sum relating to such Indebtedness other than:

(i) recourse to such debtor for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset; and/or

(ii) recourse to such debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such debtor over such asset or the income, cash flow or other proceeds deriving therefrom to secure such Indebtedness or any recourse referred to in (iii) below, Provided that (A) the extent of such recourse to such debtor is limited solely to the amount of any recoveries made on any such enforcement, and (B) such Person or Persons are not entitled, by virtue of any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding up or dissolution of the debtor or to appoint to procure the appointment of any receiver, trustee or similar Person or officer in respect of the debtor or any of its assets (save for the assets the subject of such encumbrance); and/or

(iii) recourse to such debtor generally, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be a calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available;

"Project Finance Subsidiary" means any subsidiary of the Company
(other than Bidco, the Target or a Licenceholder):

(a) which is a company whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of an asset whether directly or indirectly;

(b) none of whose Borrowings in respect of the financing of such ownership, acquisition, development and/or operation of an asset benefits from any recourse whatsoever to any member of the Group (other than the subsidiary itself or another Project Finance Subsidiary) in respect of the repayment thereof, except as expressly referred to in paragraph (b)(iii) of the definition of "Project Finance Indebtedness"; and

(c) which has been designated as such by the Company by written notice to the Agent, Provided that the Company may give written notice to the Agent at any time that any Project Finance
Subsidiary is no longer a Project Finance Subsidiary, whereupon it shall cease to be a Project Finance Subsidiary;

"Qualifying Lender" means a bank as defined in or pursuant to section 840A of the Income and Corporation Taxes Act 1988 and which is within the charge to United Kingdom Corporation Tax as regards interest received by it under this Agreement;

"Quotation Date" means, in relation to any period for which an interest rate is to be determined hereunder, the first day of that period;

"Reference Banks" means the principal London office of Credit Suisse and, in the event there being three or more Banks, any such additional Bank as may be selected by the Company and the Agent from time to time or such substitute reference banks as may be agreed by the Company and the Agent;

"Relevant Period" means each annual financial period of the Company ending in (subject to provided in Clause 22.11 (Accounting Reference Period)) March in each calendar year and each period of four financial quarters of the Company ending in June, September and December in each calendar year (including, where contemplated in the definition of Margin, pro forma accounting periods);

"Repayment Date" means, in relation to any Revolving Advance, the last day of the Term of such Revolving Advance;

"Requested Amount" means in relation to any Utilisation Request, the aggregate principal amount of the Advance therein requested;

"Revolving Advance" means an advance made or to be made by a Bank under the Revolving Facility pursuant to the terms hereof or, as the case may be, the outstanding principal amount of any such advance;

"Revolving Commitment" means, in relation to a Bank and save as otherwise provided herein, the amount set opposite its name in Column A of the First Schedule (The Original Lender)(or, as the case may be, the amount specified in the Transfer Certificate or, as the case may be, Global Transfer Certificate pursuant to which such Bank became a party hereto minus (in the case of any Overdraft Bank) the relevant amount duly designated for the time being pursuant to Clause 4.2 (Overdraft Facility);

"Revolving Facility" means the sterling revolving credit facility in an amount of up to 1,000,000,000 pounds sterling (adjusted where necessary in accordance with Clause 4.2 (Overdraft
Facility) granted to the Borrowers by the Banks pursuant to Clause 2.1 (Revolving Facility));

"Revolving Outstandings" means, in relation to any Bank and any proposed Utilisation of the Revolving Facility, the aggregate of:

(i) the outstanding Revolving Advances previously made by such Bank; and

(ii) any Revolving Advance which such Bank is then obliged to make on or before the proposed Utilisation in question pursuant to any other Utilisation;

but (in the case of paragraph (i) above) excluding any outstanding Revolving Advances which will become repayable or mature on or before the proposed Utilisation in question;

"Revolving Utilisation Request" means a notice given to the Agent pursuant to paragraph (i) of Clause 9.1 (Delivery of Requests) in the form set out in Part A of the Fifth Schedule (Form of Revolving Utilisation Request);

"Rollover Utilisation" means a proposed Utilisation of the Revolving Facility whose amount does not exceed the amount of Revolving Advances to be repaid on the proposed Utilisation from the proceeds of such proposed Utilisation;

"Secretary of State" means the Secretary of State for Energy from time to time or such other Person as may for the time being be fulfilling the functions of the Secretary of State under the Act;

"Shares" means the Ordinary Shares and the Preference Shares;

"Shareholders" means CE Energy, Inc., CE Power, Inc. and Kiewit
Energy UK, Inc. and each is a "Shareholder";

"Shareholders' Agreement" means an agreement dated on or about the date of this Agreement between the Shareholders relating to their shareholding in the Company;

"Subordinated Debt" means unsecured Borrowings of Bidco and/or the Company, if any, which is subordinated to all Indebtedness arising under this Agreement on the terms set out in the Eighth
Schedule (Terms of Subordinated Debt);

"Target" means Northern Electric plc;

"Term" means, in relation to any Revolving Advance, the period for which such Advance is borrowed, as specified in the Revolving
Utilisation Request relating thereto;

"Term Advance" means a Tranche A Term Advance and/or Tranche B
Term Advance;

"Term Commitment" means, in relation to a Bank, either its Tranche A Term Commitment or its Tranche B Term Commitment;

"Term Facility" means (a) the sterling term loan facility in an aggregate amount of up to 460,000,000 pounds sterling granted to the Company by the Banks pursuant to Clause 2.3 (Term Facility),
(b) when designated "Tranche A", that part of such term loan facility for the purposes referred to in Clause 3.2 (Purpose of Tranche A Term Facility) and (c) when designated "Tranche B", the term loan facility for the purposes referred to in Clause 3.3 (Purpose of Tranche B Term Facility);

"Term Outstandings" means, at any time, the aggregate of the principal amount of each outstanding Term Advance at that time;

"Term Utilisation Request" when designated "Tranche A" or "Tranche B" (as the case may be) means a notice given to the Agent pursuant to paragraph (ii) of Clause 9.1 (Delivery of Requests), in the form set out in Part B of the Fifth Schedule (Form of Term Utilisation Request);

"Tranche A Term Advance" means an advance (as from time to time reduced by repayment) made or to be made by a Bank under Tranche
A of the Term Facility pursuant to the terms hereof;

"Tranche B Term Advance" means an advance (as from time to time reduced by repayment) made or to be made by a Bank under Tranche
B of the Term Facility pursuant to the terms hereof;

"Tranche A Term Commitment" means, in relation to a Bank and save as otherwise provided herein, the amount set out in a side letter of even date herewith between, among others, the Original Lender and the Company or, as the case may be, the amount specified in the Transfer Certificate, (or, as the case may be), Global Transfer Certificate, pursuant to which such Bank became party hereto;

"Tranche B Term Commitment" means, in relation to a Bank and save as otherwise provided herein, the amount set out in a side letter of even date herewith between, among others, the Original Lender and the Company or, as the case may be, the amount specified in the Transfer Certificate, (or, as the case may be), Global Transfer Certificate, pursuant to which such Bank became a party hereto;

"Transaction Documents" means the Finance Documents, the Licence and any and each Licence Undertaking;

"Transfer Certificate" means a certificate substantially in the form set out in Part 1 of the Sixth Schedule (Form of Transfer
Certificate) signed by a Bank and a Transferee whereby:

(i) such Bank seeks to procure the transfer to such Transferee of all or part of such Bank's rights and obligations hereunder, subject to and upon the terms and conditions set out in Clause 36
(Assignments and Transfers by Banks); and

(ii) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as contemplated in Clause 36 (Assignments and Transfers by Banks);

"Transferees" means banks to which a Bank seeks to transfer all or part of its rights and obligations in accordance with Clause
36 (Assignments and Transfers by Banks) and "Transferee" means one of them;

"Unconditional Date" means the date on which the Offer is declared or becomes unconditional in all respects;

"Utilisation" means a utilisation of the Facilities hereunder;

"Utilisation Date" means the date of a Utilisation, being a date specified in the relevant Term or Revolving Utilisation Request on which the Advances are to be made; and

"Utilisation Request" means a Term Utilisation Request or a
Revolving Utilisation Request.

1.2  Any reference in this Agreement to:

an "Affiliate" of any Person means any subsidiary or holding company of that Person, or any subsidiary of any such holding company, or any other Person in which that Person or any such holding company or subsidiary owns at least 20% of the equity share capital or the like;

the "Agent"; the "Original Lender" or any "Bank" shall, subject to otherwise provided in this Agreement, be construed so as to include their respective successors and permitted transferees and assigns;

an "Agency" of a state includes any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, that state;

a document in the "Agreed Form" means that document in the form initialled by or on behalf of the Company and the Agent;

the "Assets" of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated;

a "business day" shall be construed as a reference to a day
(excluding Saturday and Sunday) on which banks are open for business London;

"Consent" also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration
(and references to obtaining Consents shall be construed accordingly);

a "Directive" includes any present or future directive, regulation, request, requirement, rule or credit restraint programme of any Agency of any state or of any self-regulating organisation (whether or not having the force of law but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply);

"generally accepted accounting principles" means the accounting principles and practices specified in Clause 22.1 (Preparation of Accounts);

"Indebtedness" includes, with respect to any Person (the "Relevant Person"), any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) (a) of the Relevant Person for the payment or repayment of money or (b) of any other Person for the payment or repayment of money secured by Security on Assets of the Relevant Person, whether or not the Relevant Person is liable in respect of any obligation so secured;

a "law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and "lawful" and "unlawful" shall be construed accordingly);

something having a "Material Adverse Effect" is to its having a material adverse effect on the ability of an Obligor to perform and comply with its payment obligations under any Finance Document, its obligations under Clause 23.9 (Financial Ratios) and any other of its material obligations under the Finance Documents;

a "month" is reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a non-business day, it shall end on the next business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding business day Provided that, if a period starts on the last numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "months" shall be construed accordingly);

any "obligation" of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and "due", "owing", "payable" and "receivable" shall be similarly construed);

a "Person" includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or Agency of a state (in each case, whether or not having separate legal personality);

"Security" includes any mortgage, pledge, lien, hypothecation, security interest, charge, encumbrance, assignment or trust arrangement for the purpose of providing security or other security agreement or arrangement having the effect of providing security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such a person a right of set-off or lien and including without limitation, any sale and lease back arrangement) (and "secured" shall be construed accordingly);

"Tax(es)" includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (and "Taxation" shall be construed accordingly);

"Tax on Overall Net Income" of a Person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that Person by the jurisdiction in which its principal office (and/or, in the case of a Bank, its Facility Office) is located by reference to (a) the net income, profits or gains of that Person worldwide or (b) such of its net income, profits or gains as arise in or relate to that jurisdiction;

the "winding-up" or "dissolution" or "administration" of a company, or the appointment of an "administrative receiver", a "receiver" or an "administrator" shall be construed so as to include any equivalent or analogous proceedings or, as the case may be, Person under the law of the jurisdiction in which such company is incorporated or any jurisdiction in which such company carries on business; and

"a time of day" is, unless otherwise stated, a reference to London time.

1.3 Any reference in this Agreement to this Agreement or to another document shall be construed as a reference to this Agreement or that other document as the same may have been, or may from time to time be, amended, restated, varied, supplemented or novated.

1.4 "sterling" denote the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

1.5  Clause and Part headings are for ease of reference only.

1.6 A "subsidiary" is a reference to (a) a subsidiary as defined in Section 736 of the Companies Act 1985 and (b) a subsidiary undertaking as defined in Section 258 of the Companies Act 1985, provided that an entity falling only within paragraph (b) shall come within the definition of "subsidiary" only if it is the Licenceholder or (otherwise) for the purposes of Clauses 23.5 (Restriction on Distributions), 23.6 (Restriction on Borrowings) and 23.9 (Financial Ratios) and all accounts and other financial information to be delivered hereunder.

1.7 For the purposes of this Agreement a company is a "wholly-owned subsidiary" of another company if the first company has no members except that other and that other's wholly-owned subsidiaries or Persons acting on behalf of that other or its wholly-owned subsidiaries.

1.8 For the purposes of this Agreement a company shall be treated as being "controlled" by another company if that other company is able to direct its affairs and/or controls the composition of its board of directors.

1.9 Save where the context otherwise requires words importing the singular number include the plural number and vice versa.

1.10  Adjusted Share Capital and Reserves, Borrowings,
Capitalisation, Net Debt, Interest Payable, Interest Receivable and Subordinated Debt shall be interpreted in accordance with generally accepted accounting principles.

PART 2

THE FACILITIES

2.  The Facilities

2.1 Revolving Facility: The Banks grant to the Borrowers, upon the terms and subject to the conditions hereof, a sterling revolving credit facility in an aggregate amount of up to 100,000,000 pounds sterling whereby the Banks will, at the request of a Borrower, make Revolving Advances to such Borrower in sterling.

2.2 Participation in Revolving Facility: Each Bank will participate in the Revolving Facility up to the amount of its Revolving Commitment from time to time.

2.3 Term Facility: The Banks grant to the Company, upon the terms and subject to the conditions hereof, a sterling term loan facility in an aggregate amount of up to 460,000,000 pounds sterling whereby the Banks will, at the request of the Company, make Tranche A Term Advances up to an aggregate amount set out in a side letter between, among others, the Original Lender and the Company or, as the case may be, Tranche B Term Advances up to an aggregate amount set out in a side letter between, among others, the Original Lender and the Company, to the Company in sterling.

2.4 Participation in Term Facility: Each Bank will participate in the Term Facility up to the amount of its Tranche A Term
Commitment and/or, as the case may be, its Tranche B Term
Commitment from time to time.

3.  Term and Purpose of the Facilities

3.1 Term: Subject to the other provisions of this Agreement, the Term Facility is available for drawing until and including the Term Facility Termination Date and the Revolving Facility is available for drawing prior to the Revolving Facility Termination Date.

3.2 Purpose of Tranche A Term Facility: Each Utilisation under the Tranche A Term Facility will be applied in or towards:-

(a)  financing or refinancing Offer Costs; and/or

(b)  the subscription by the Company in cash for shares in Bidco
(or the making by the Company of loans available to Bidco) the proceeds of which will be used by Bidco for:

(i) financing or refinancing the consideration payable to Target shareholders in respect of open market purchases of the Shares the subject of the Offer; and/or

(ii) financing or refinancing the acquisition of those of the Shares to be acquired by Bidco pursuant to the Offer; and/or

(iii) financing or refinancing the consideration payable pursuant to the operation by Bidco of the procedures contained in sections 428-430 of the Companies Act 1985 in respect of the Shares the subject of the Offer; and/or

(iv) financing or refinancing consideration payable to the Target share option holders pursuant to the Offer; and/or

(v) financing (directly or indirectly) any special dividend payable by Target as referred to in the Offer.

3.3  Purpose of Tranche B Term Facility:  Each Utilisation of a
Tranche B Term Advance will be applied in or towards financing or refinancing the acquisition of the Preference Shares pursuant to the Preference Share Offer.

3.4 Purpose of Revolving Facility: The Revolving Facility will be available for:

(i) those purposes listed in Clause 3.2 up to a limit set forth in a side letter of even date herewith; and/or

(ii) refinancing any indebtedness of Target or its subsidiaries which is outstanding as at the date of First Utilisation; and/or

(iii) the working capital and general corporate purposes of any member of the Group.

3.5 Agent and Arranger: Neither the Agent nor the Arranger need check that the proceeds of any Utilisation are applied as specified in this Clause 3.

4.  Amount of the Facilities and Option to Utilise Overdraft
Facility

4.1 Amount: Notwithstanding any other provisions of this Agreement, the aggregate of all Revolving Outstandings shall not at any time exceed 100,000,000 pounds sterling and the aggregate of all Term Outstandings shall not at any time exceed 460,000,000 pounds sterling.

4.2 Overdraft Facility: The Company may at any time elect that part of the Revolving Facility be made available by way of an overdraft facility and/or other ancillary facilities by (with the agreement of the relevant Bank) designating (in a written notice to the Agent) one or more Bank as being an Overdraft Bank for the purposes hereof. Such designation shall specify the net limit of each of the relevant facilities (being an amount not exceeding the Revolving Commitment of the relevant Bank) and the Revolving Commitment of any Overdraft Bank notify the Agent that the designation has ceased to be applicable) be reduced by the amount of such net limit.

5.  Conditions Precedent

5.1 Conditions Precedent: No Term Utilisation Request or Revolving Utilisation Request may be issued until the Unconditional Date has occurred and until the Agent has confirmed to the Company and to each Bank that it has received all of the documents listed in the Second Schedule (Conditions Precedent), in the form agreed before the date hereof or otherwise in the form and substance reasonably satisfactory to it, which, in the event that it has received such documents, the Agent agrees to do promptly.

5.2 Acceding Borrower: The Company may request that the Target or any other member of the Group incorporated in England and Wales becomes a Borrower for the purposes of utilising the Revolving Facility by delivering, or procuring the delivery to, the Agent of an Accession Memorandum duly executed by the Company and the Target or such other member of the Group (as the case may be) together with the documents listed in the Tenth Schedule (Documents to accompany Accession memorandum), in form and substance reasonably satisfactory to the Agent.

5.3 Accession: Upon delivery of the documents referred to in Clause 5.2 (Acceding Borrower), Target or, as the case may be, the relevant other member of the Group shall, subject to the terms and conditions of this Agreement, acquire all the rights and assume all the obligations of a Borrower hereunder.

6.  Rights and Obligations

6.1 Banks' Rights and Obligations: The rights and obligations of each Bank hereunder are several.

6.2 Failure and Enforcement: The failure by a Bank to perform its obligations hereunder shall not affect the obligations (i) of any other Bank towards any Obligor or (ii) of any Obligor towards any other party hereto nor shall any such other party be liable for the failure by such Bank to perform its obligations hereunder. Each Bank may, except as otherwise stated herein, separately enforce its rights hereunder.

6.3  Borrowers' Rights and Obligations:  The obligations of the
Borrowers hereunder are several.


PART 3

CANCELLATION AND PREPAYMENT

7.   Cancellation

7.1 Voluntary: (i) The Company may at any time and from time to time prior to the Revolving Facility Termination Date cancel without penalty the whole or any part of the Revolving Commitments of all the Banks by giving the Agent not less than three business days' prior written notice to that effect specifying the date and amount of the proposed cancellation Provided that:

(a) any partial cancellation shall be a minimum amount of 5,000,000 pounds sterling and an integral multiple of 1,000,000 pounds sterling and shall reduce the Revolving Commitment of each Bank rateably;


(b) no such cancellation shall become effective if as a result thereof the Revolving Commitments would be reduced to an amount which is less than the Revolving Outstandings; and

(c) any such cancellation shall reduce a pro rata proportion of the limit of any Overdraft Facility.

(ii) The Company may at any time and from time to time prior to the Term Facility Termination Date cancel without penalty the whole or any part of the Tranche A Term Commitments and the Tranche B Term Commitments of all the Banks by giving the Agent not less than two business days' prior written notice to that effect specifying the date and amount of the proposed cancellation. Provided that any partial cancellation shall be in a minimum amount of 5,000,000 pounds sterling and an integral multiple of 1,000,000 pounds sterling and shall reduce the Tranche A Term Commitment and/or, as the case may be, the Tranche B Term Commitment of each Bank rateably.

7.2 Pursuant to Increased Costs: If the amount of any payment to be made to or for the account of any Bank by an Obligor is, or will be, increased under Clause 16.1 (Gross Up) or any Bank claims indemnification from the Company under Clause 16.2 (Tax Indemnity) or Clause 17 (Increased Costs) then the Company may, at any time thereafter and by not less than one business days' prior notice to the Agent cancel the Commitments of such Bank whereupon such Bank shall cease to be obliged to make Advances hereunder and its Commitment shall be reduced to zero (and if it is an Overdraft Bank the net limit under the relevant Overdraft Facility shall be reduced to zero).

7.3 Prepayment following Cancellation: If the Company gives a notice of cancellation pursuant to Clause 7.2 (Pursuant to Increased Costs), it shall at the same time and in the same notice give notice to the Agent of the relevant Borrower's intention to prepay (without penalty but subject to Clause 30.4 (Break Costs)) all outstanding Advances made by the relevant Bank together with accrued interest thereon upon such date as may be specified in such notice, which notice shall be irrevocable and shall oblige the relevant Borrower to make the prepayments in question without penalty on the date specified therein with all other sums due from it under this Agreement in respect of the Advances in question.

7.4 Notice Irrevocable: Each notice of cancellation given pursuant to this Clause 7 shall be irrevocable and shall specify the date upon which such cancellation is to take effect.

7.5  Bank's Cessation:  If at any time:

(i) the Commitments of any Bank are cancelled or reduced to zero; and

(ii) all Indebtedness owed to such Bank by any Obligor hereunder has been finally satisfied in full; and

(iii) such Bank is under no further actual or contingent obligation hereunder, then such Bank shall (without prejudice to its existing rights hereunder) cease to be a party hereto and a Bank for the purposes hereof.

7.6 Cancellation of Term Facility: At close of business on the Term Facility Termination Date, the Tranche A Term Commitment of each Bank and the Tranche B Term Commitment of each Bank shall, in each case, be (if it has not already been) cancelled and reduced to zero.

7.7 Cancellation of Revolving Facility: At close of business on the Revolving Facility Termination Date, the Revolving Commitment of each Bank shall be (if it has not already been) cancelled and reduced to zero.

7.8 Cancellation on lapse of Offers: If the Offer lapses or is withdrawn the Commitments shall be automatically cancelled and reduced to zero. If the Preference Share Offer lapses or is withdrawn, the Tranche B Term Commitments shall be automatically cancelled and reduced to zero.

8.  Prepayment

8.1 Voluntary Prepayment: The Borrowers may prepay without premium or penalty any Advance or any party of any Advance which is a minimum of 5,000,000 pounds sterling and an integral multiple of 1,000,000 pounds sterling, without penalty but subject to Clause 30.4 (Break Costs), by giving the Agent not less than three business days' prior written notice specifying the date and amount of the proposed prepayment.

8.2 Notice Irrevocable: Each notice of prepayment given pursuant to this Clause 8 shall be irrevocable and shall oblige the relevant Borrower to make the prepayment in question on the date specified therein together with all accrued interest on the amount prepaid and any other sums then due from it under this Agreement in respect of the Advances in question.

8.3 Re-borrowing: No Borrower may re-borrow any Tranche A Term Advance or, as the case may be, any Tranche B Term Advance repaid or prepaid. The Borrowers may, subject to the provisions of this Agreement, re-borrow any Revolving Advance repaid or prepaid.


PART 4

UTILISATION PROCEDURES

9.	Utilisation Requests

9.1	Delivery of Requests:  Subject to the provisions hereof, a
Borrower (or, in the case of the Term Facility, the Company) may utilise:

(i)	the Revolving Facility by delivering a duly completed
Revolving Utilisation Request, in the form set out in Part A or Part B of the Fifth Schedule (Form of Revolving Utilisation
Request) (as appropriate); and

(ii)	the Term Facility by delivering a duly completed Term
Utilisation Request, in each case, in the form set out in Part B of the Fifth Schedule (Form of Term Utilisation Request),

in each case by telefax or letter to the Agent by no later than the specified time.

9.2	Revolving Utilisation Requests:  Each Revolving Utilisation
Request delivered pursuant to Clause 9.1 (Delivery of Requests) shall be irrevocable and shall specify:

(i)	the proposed Utilisation Date, which shall be a business day prior to the Final Maturity Date;
(ii)	the Requested Amount (to be determined in accordance with
Clause 10 (Amount of Utilisation));

(iii)	subject to Clause 9.4 (Selection of Periods) the Term
in question (being a period of one, two, three or six months or such other duration as the relevant Borrower and the Banks may agree or, being less than one month, as ends on the Final Maturity Date) which will begin on the proposed Utilisation Date and end on a business day which is or precedes the Final Maturity Date;

(iv)	the Repayment Date; and

(v)	the account to which the proceeds of the proposed
Utilisation are to be paid.

9.3	Term Utilisation Requests:  Each Term Utilisation Request
delivered pursuant to Clause 9.1 (Delivery of Requests) shall be irrevocable and shall specify:

(i)	the proposed Utilisation Date, which shall be a business day on or prior to the Term Facility Termination Date;

(ii)	whether the requested Term Advance is to be a Tranche A Term
Advance or a Tranche B Term Advance;

(iii)	the Requested Amount (to be determined in accordance
with Clause 10 (Amount of Utilisation));

(iv)	subject to Clause 9.4 (Selection of Periods) the first
Interest Period relating to the Advance in question, (being a period of one, two, three or six months or such other duration as the Company and the Banks may agree or as may end on the last day of an Interest Period in Respect of Another Advance or, being less than one month, as ends on the Final Maturity Date), which will begin on the proposed Utilisation Date and end on a business day which is or precedes the Final Maturity Date; and

(v)	the account to which the proceeds of the proposed
Utilisation are to be paid.

9.4	Selection of Periods:  The Borrowers shall during the period ending four months after the date hereof select one month
Interest Periods and Terms ending on the same day or such other periods ending on the same day as the Agent and the Company agree as being necessary to permit the transfer of participations to be effected following underwriting and/or syndication and, in any event, select Interest Periods in respect of Term Advances pursuant to Clauses 9.3 (Term Utilisation Requests) and 13
(Interest Periods) so that at no time shall there be more than ten Tranche A Term Advances and Tranche B Term Advances outstanding with Interest Periods ending on a different dates.

9.5	Specified Time:  There is set out in the Fourth Schedule
(Timetable) a timetable of certain of the procedures provided for in this Agreement. For the purposes of construing Parts 4 and 5, any reference to a specified time shall be construed as a referenced to the relevant time set forth in such timetable.

10.	Amount of Utilisation:  The Requested Amount to be specified in a Utilisation Request delivered pursuant to Clause 9.1 shall be an amount which is equal to or less than the Available
Revolving Facility, the Available Tranche A Term Facility or, as the case may be, the Available Tranche B Term Facility and (if less) is a minimum of 10,000,000 pounds and an integral multiple of 1,000,000 pounds.

11.	Allocation Amongst Banks

11.1	Allocation of Revolving Advances:  If and whenever, on the
occasion of a Utilisation, the Banks are required to make
Revolving Advances, the aggregate principal amount of the Revolving Advances to be so made shall be allocated to, and apportioned among, the Banks rateably to their respective
Available Revolving Commitments at such time.

11.2	Allocation of Tranche A Term Advances:  If and whenever, on
the occasion of a Utilisation, the Banks are required to make Tranche A Term Advances, the aggregate principal amount of the Tranche A Term Advances to be so made shall be allocated to, and apportioned among, the Banks rateably to their respective Tranche
A Available Term Commitments at such time.

11.3	Allocation of Tranche B Term Advances:  If and whenever, on
the occasion of a Utilisation, the Banks are required to make Tranche B Term Advances, the aggregate principal amount of the Tranche B Term Advances to be so made shall be allocated to, and apportioned among, the Banks rateably to their respective Tranche
B Available Term Commitments at such time.

11.4	Obligation to Lend:  Each Bank shall, subject to the terms
hereof, be obliged, through its Facility Office, to make an Advance on the Proposed Utilisation Date in an aggregate principal amount equal to the amount allocated to it pursuant to this Clause 11.

11.5	Agent's Notification:  The Agent shall not later than the
specified time notify each Bank of the aggregate principal amount allocated to it pursuant to this Clause 11.

PART 5

THE ADVANCES

12.	Making of Advances

12.1	Making of Advances:  If the Agent notifies any Bank in
accordance with Clause 11.5 (Agent's Notification") that it is to make any Advance, and, subject to Clauses 12.2 (Certain Funds) and 24.4 (Clean-up Period), if on the proposed Utilisation Date relating to such an Advance:

(i)	the representations deemed repeated pursuant to Clause 21.5
(Repetition) are, except in the case of a Rollover Utilisation and except to any extent waived in writing in accordance with Clause 40 (Remedies, Waives and Amendments), true and correct in all material respects; and

(ii)	no Event of Default or, (except in the case of a Rollover
Utilisation) Potential Event of Default has occurred and is continuing, other than any waived in writing in accordance with Clause 40 (Remedies, Waives and Amendments),

then, on such Utilisation Date, such Bank shall make such Advance through its Facility Office to the relevant Borrower.

12.2	Certain Funds:  Subject to Clause 24.4 (Clean-up Period), to
ensure that Bidco has resources available to fulfil its obligations under the Offer the Banks agree that in relation to
(a) any Tranche A Term Advance and any Tranche B Term Advance requested during the Certain Funds Period for the purposes specified in Clause 3.2 (Purpose of Tranche A Term Facility) or
3.3 (Purpose of Tranche B Term Facility) and (b) any Revolving Advance requested during the Certain Funds Period for the purpose specified in Clause 3.4(i) (Purpose of Revolving Facility):

(i)	paragraph (i) of Clause 12.1 (Making of Advances) shall only be applicable to the representations in Clause 21.1.1 (Status),
21.1.2 (Powers), 21.1.3 (Authorisations and Consents), 21.1.4
(Non-Violation etc.) and 21.1.5 (Obligations Binding); and

(ii)	paragraph (ii) of Clause 12.1 (Making of Advances) shall
only be applicable to the extent that an Event of Default has occurred which is continuing under Clauses 24.1.6 (Insolvency),
24.1.7 (Moratorium), 24.1.8 (Administrator) or 24.1.10 (Winding-up), in respect of any Obligor.

13.	Interest Periods

13.1	Periods:  The period for which a Term Advance is outstanding shall be divided into successive Interest Periods each of which (other than the first) shall start on the last day of the preceding such period.

13.2	Duration:  The direction of each Interest Period shall, save as otherwise provided herein, be one, two, three or six months
(or such other duration as the relevant Borrower, the Banks and the Agent any agree or (subject to Clause 9.4 (Selection of Periods)) as may end on the day of an Interest Period in respect of another Advance or, being less than one month, as ends on the Final Maturity Date) in each case as the relevant Borrower may by notice to the Agent by no later than the specified time select Provided that if the relevant Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall be three months, and that if such Interest Period would otherwise fall after the Final Maturity
Date it shall be of such direction as shall end on the Final
Maturity Date.

14.	Interest

14.1	On Term Advances:  On the last day of each Interest Period
(and if such Interest Period is of more than six months duration on the expiry of each period of six months during such Interest
Period) the Company shall pay accrued interest on the Term
Advance to which such Interest Period relates.

14.2	On Revolving Advances:  On the Repayment Date (and on the
expiry of each period of six months during the Term of any Revolving Advance) relating to each Revolving Advance the relevant Borrower shall pay accrued interest on the Revolving
Advance.

14.3	Rate:  The rate of interest applicable to an Advance made by a Bank from time to time during an Interest Period relating to such Advance or, as the case may be, the Term of such Advance shall, subject to Clause 20 (Market Disruption), be the rate per annum determined by the Agent to be the sum of:

(i)	LIBOR for such Interest Period or, as the case may be, Term;

(ii)	the applicable Margin; and

(iii)	the Associated Costs Rate applicable thereto.

14.4	Notification of Rates:  The Agent shall promptly notify the
relevant Borrower and the Banks of each determination of LIBOR and Associated Costs Rate made by it pursuant to Clause 14.3
(Rate) and of any change to the Margin from time to time.

15.	Repayment

15.1	Repayment of Revolving Advances:  The relevant Borrower
shall repay each Revolving Advance in full on the Repayment Date relating thereto. Any amount so repaid shall remain available for reborrowing on the terms and conditions of this Agreement.

15.2	Repayment of Term Advances:  The Company shall repay each
Term Advance in full on the Final Maturity Date.

15.3	Repayment and Prepayment:  No Borrower shall prepay or repay all or any part of any Advance except at the times and in the manner expressly provided herein.

PART 6

CHANGE IN CIRCUMSTANCES

16.	Taxes

16.1	Gross-up:  Each payment to be made by an Obligor to any
Person hereunder shall be made free and clear of and without deduction for or on account of United Kingdom Tax unless such Obligor is required by law to make such a payment subject to the deduction or withholding of such Tax, in which case the sum payable by such Obligor in respect of which such deduction or withholding is required to be made shall (subject as provided in this Clause) be increased to the extent necessary to ensure that, after the making of such deduction or withholding, such Person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

16.2	Tax Indemnity:  Without prejudice to the provisions of
Clause 16.1 (Gross-up), if any Bank, or the Agent on such Bank's behalf, is required by law to make any payment on account of United Kingdom Tax (other than Tax on Overall Net Income) or otherwise on or in relation to any sum received or receivable by such Bank or the Agent on such Bank's behalf hereunder, or any liability (other than Tax on Overall Net Income) in respect of any such payment is imposed, levied or assessed against such Bank or the Agent on such Bank's behalf, the Company will (subject as provided in this Clause), on demand by the Agent, indemnify such Bank against such payment or liability together with any interest, penalties and expenses payable or incurred in connection therewith.

16.3	Tax Credits:  If any Obligor makes a payment pursuant to
Clause 16.1 (Gross-up) or 16.2 (Tax Indemnity) for the account of any Person and such Person determines in its sole discretion that it has received or been granted a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding under Clause 16.1 (Gross-up) or the payment or liability under Clause 16.2 (Tax Indemnity) giving rise to such payment, such Person shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Obligor such amount as such Person shall have determined in its absolute discretion to be attributable to such deduction or withholding under Clause
16.1 (Gross-up) or the payment or liability under Clause 16.2 (Tax Indemnity) and which will leave such Person (after such payment) in no better or worse position that it would have been in if such Obligor had not been required to make such deduction or withholding under Clause 16.1 (Gross-up) or there had been no payment or liability under Clause 16.2 (Tax Indemnity) Nothing herein contained shall interfere with the right of a Person to arrange its tax affairs in whatever manner it thinks fit nor oblige any Person to disclose any information relating to its tax affairs or any computations in respect thereof.

16.4	Tax Exceptions:  If any Bank:

(i)	is not or ceases to be a Qualifying Lender; and

(ii)	as a result an Obligor is required to deduct or withhold
United Kingdom income tax in respect of payments of interest to be made by such Obligor to that Bank under this Agreement or such Bank is required to make any payment on account of Tax as mentioned in Clause 16.2 (Tax Indemnity), then such Obligor shall not be liable to pay to such Bank under Clause 16.1 (Gross-up) or 16.2 (Tax Indemnity) any amount in excess of the amount it would have been obliged to pay if such Bank had not ceased to be a Qualifying Lender Provided that this Clause 16.4 shall not apply and such Obligor shall be obliged to company with its obligations under Clauses 16.1 (Gross-up) and
16.1 (Tax Indemnity) if after the date hereof;

(a)	there shall have been any change in, or in the
interpretation or application of, any relevant law or the practice of the United Kingdom Inland Revenue and as a result thereof the Bank ceases to be a Qualifying Lender; or

(b)	the Bank has transferred its Facility Office in respect of
the Facility outside the United Kingdom or has become a Bank hereunder with a Facility Office in respect of the Facility, in each case, with the consent of the Company pursuant to Clause 19 (Mitigation).

16.5	Tax Certificate:  A Bank intending to make claim pursuant to
Clause 16.2 (Tax Indemnity) shall, promptly after such Bank becomes ware of the circumstances giving rise to such claim, deliver to the Company through the Agent a certificate to that effect specifying the amount of such claim and setting out in reasonable detail the basis of such claim, provided that nothing shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

16.6	Tax Representations:  Each Bank represents to the Company
and the Agent that on the date it becomes a party hereto it is a Qualifying Lender. If at any time after such date any such Bank is aware that it is, or will become, unable to make that representation (for whatever reason), it shall promptly notify the Company and the Agent.

17.1	Increased Costs:  If by reason of the introduction after the date hereof of any, or any change after the date hereof in any, law, rule or regulation or in its interpretation or administration and/or compliance with any future request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law but if not having the force of law only if compliance is in accordance with the general practice of Persons to whom it is intended to apply);

(i)	a Bank or any holding company of such Bank incurs a costs
(including the cost of complying with any reserve, special deposit, liquidity, cash or other requirement) as a result of such Bank having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining its Commitments (if any) under this Agreement and/or its having outstanding to it one or more Advances or unpaid sums hereunder; or

(ii)	a Bank or any holding company of such Bank is unable to
obtain the rate of return on its capital which it would have been able to obtain but for such Bank entering into or assuming or maintaining is Commitment or performing its obligations under this Agreement; or

(iii)	there is any increase in the cost to a Bank or any
holding company of such Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Advances or to be made by such Bank hereunder,

then the Company shall fro time to time within five business days of demand by the Agent, pay to the Agent for the account of that Bank amounts equal to, as the case may be:

(a)	such cost or

(b)	such reduction in the rate of return of capital; or

(c)	such increased cost (or such proportion of such increased
cost as is attributable to its funding or maintaining advances hereunder).

17.2	Increased Costs Certificate:  A Bank intending to make a
claim pursuant to Clause 17.1 (Increased Costs) shall, promptly after such Bank becomes aware of the circumstances giving rise to such claim, deliver to the Company through the Agent a certificate to that effect specifying the event by reason of which it is entitled to make such a claim and the amount of such claim and setting out in reasonable detail the basis of such claim, provided that nothing shall require such Bank to disclose any confidential information in relation to the organisation of its affairs.

17.3	Increased Costs Exceptions:  Notwithstanding the foregoing
provisions of Clause 17, no Bank shall be entitled to make any claim under this Clause 17, in respect of:

(i)	any cost, reduction or increased cost as is referred to in
Clause 17.1 (Increased Costs) to the extent that the same is intended to be compensated for by the Associated Costs Rate; or

(ii)	any matter in respect of which the Bank is entitled to be
compensated under any other provision hereof (or would have been so entitled but for the operation of Clause 16.4 (Tax
Exceptions)); or

(iii)	any cost, reduction or increased cost which results
from the implementation, as contemplated on the date of this Agreement, of the matters set out in the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", the Directive of the Council of the European Communities on a Solvency Ratio for Credit Institutions (89/647/EEC of 18 December 1989) and/or the Directive of the Council of the European Communities on Own Funds of Credit Institutions (89/299/EEC of 17 April 1989) or any other Directive in force at the date hereof, unless it results from any change after the date of this Agreement in, or in the interpretation or applicable of, such matters as contemplated on the signing of this Agreement; or

(iv)	any cost, reduction or increased cost attributable to such
Bank, or its holding company, having entered into a commitment to a lend to a third party which is at the time of such commitment in breach of the relevant law, rule, regulation, request or requirement; or

(v)	any cost which is, or is attributable to, any Tax on Overall
Net Income of a Bank or of any of its holding companies (or Tax on Overall Net Income of a division or branch of the Bank or any of its holding companies).

18.	Illegality

If at any time it is unlawful, or contrary to any request from or requirement of any fiscal, monetary or other authority for a Bank to make, fund or allow to remain outstanding all or any of the Advances made or to be made by it hereunder then that Bank shall, promptly after becoming aware of the same, deliver to the Company through the Agent a certificate to that effect and, unless such illegality is avoided in accordance with Clause 19 (Mitigation):

(i)	such Bank shall not thereafter be obliged to make Advances
and the amount of its Commitments shall be reduced to zero;
and/or

(ii)	each Borrower may, and if the Agent, on behalf of such Bank, so requires, shall on such date as such Bank shall have specified (being the latest date by which the relevant law requires that the same be repaid) repay the outstanding Advances made by such Bank to it together with accrued interest thereon.

19.	Mitigation

If, in respect of any Bank circumstances arise which would or would upon the giving of notice result in:

(a)	the reduction of its Commitment to zero pursuant to Clause
18 (Illegality) pr or

(b)	an increase in the amount of any payment to be made to it
for its account pursuant to Clause 16.1 (Gross-up); or

(c)	a claim for indemnification pursuant to Clause 16.2 (Tax
Indemnity) or Clause 17 (Increased Costs),

then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligation of any Obligor under any of the Clauses referred to above:

(i)	such Bank shall promptly upon becoming aware of the same
notify the Agent thereof and, in consultation with the Agent and the Company and to the extent that it can do so without prejudice to its own position, take reasonable steps to mitigate the effects of such circumstances including the transfer (with the prior approval of the Company) of its Facility Office or the transfer of its rights and obligations hereunder to another financial institution acceptable to the Company and willing to participate in the Facilities Provided that such Bank shall be under no obligation to take any such action if, in the opinion of such Bank, to do so would or might have any adverse effect upon its business, operations or financial condition; and

(ii)	the Agent and the Banks shall, upon request of the Company,
enter into negotiations in good faith with the Company in order to consider what action, if any, can be taken with a view to re-arranging the Facilities on a basis which will mitigate the effects of such circumstances,

Provided that in no event shall any Bank be required under this Clause 19 to attempt to find a way to mitigate the effects of any such circumstances for a period in excess of 30 days from the date of its notice to the Agent pursuant to paragraph (i) above and nor shall the Banks or the Agent be required to continue negotiations under paragraph (ii) above for a period in excess of 30 days from the date of the Company's request under paragraph
(ii) above.

20.	Market Disruption

20.1	Market Disruption:  If, in relation to any Utilisation
Request or Interest Period, the Agent is unable (subject to Clause 38.2 (No Quotations)) to make any determination of LIBOR required to be made by it pursuant to this Agreement by reason of the failure of the Reference Banks to supply the necessary quotations, then the Agent shall prompt notify the Company and the Banks of such event and any relevant Utilisation shall proceed and the amount of interest payable in respect of any such Advance during the relevant term of such Advance or the relevant Interest Period shall be determined in accordance with the following provisions of this Clause 20 (Market Disruption).

20.2	Negotiation:  The Agent (on behalf of and after consultation with the Banks) shall promptly after giving the notice referred to in Clause 20.1 (Market Disruption), negotiate in good faith with the Company with a view to agreeing an alternative basis for calculating the interest payable on the relevant Advance for the relevant period.

20.3	Alternative Basis:  If such an alternative basis as is
mentioned in Clause 20.2 (Negotiation) is so agreed in writing by the Agent (on behalf of and with the consent of an Instructing Group) and the Company, it shall take effect in accordance with its terms.

20.4	Cost of Funds:  If such alternative basis is not agreed
pursuant to Clause 30.2 (Negotiation), any such Advance as is mentioned in Clause 20.1 (Market Disruption) shall bear interest from time to time at the rate per annum determined by the Agent to be the sum of:

(i)	the weighted average cost (including the Associated Costs
Rate) to the Banks in that Instructing Group (each such Bank's cost being certified by it to the Company with a copy to the Agent and expressed as a rate per annum), of funding such Advance for the relevant period from whatever source each such Bank may reasonably select; and

(ii)	the applicable Margin.

20.5	Consultation:  The agent (on behalf of all the Banks) agrees to consult with the Company at least once every 30 days after the occurrence and during the continuance of the circumstances specified in the foregoing provisions of this Clause 20 with a view to reverting to the normal provisions for the determination of the rates of interest applicable to any Advance hereunder.

PART 7

REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

21.	Representations

21.1	Obligors:  Each Obligor represents as follows:

21.1.1	Status:  It is a company duly incorporated under the
Companies Act 1985 and has the power and authority to own its Assets and to conduct the business which it conducts and/or proposes to conduct;

21.1.2	Powers:  It has the power to enter into, exercise its
rights and perform and comply with its obligations under the Finance Documents to which it is a party;

21.1.3	Authorisation and Consents:  All action, conditions and
things required by the laws of England or the terms of any License or Licence Undertaking to be taken, fulfilled and done (including the obtaining of any necessary Consents, the making of registrations and the like) to which it is a party in order:

(i)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Finance
Documents to which it is a party;

(ii)	to ensure that those obligations are valid, legally binding
and enforceable;

(iii)	to ensure that those obligations rank and will at all
times rank in accordance with Clause 23.1 (Ranking of Obligations); and

(iv)	to make each Finance Document admissible in evidence in the
courts of England,

have been taken, fulfilled and done;

21.1.4	Non-Violation etc.:  Its entry into, exercise of its
rights and/or performance of or compliance with its obligations under the Finance Documents do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:

(i)	any law to which it is subject or any Licence of Licence
Undertaking; or

(ii)	its Memorandum or Articles of Association or result in the
existence of, or oblige it to create, any Security over its Assets other than under the Finance Documents themselves; or

(iv)	(to an extent or in a manner which has or is likely to have
a Material Adverse Effect) any agreement to which that Obligor or any of its subsidiaries is a party or by which any of its or their assets is bound (other than a financing agreement to which the Target or any subsidiary of the Target is a party and the Indebtedness in respect of which is refinanced prior to the Clean-Up Date.

21.1.5	Obligations Binding:  Its obligations under the Finance
Documents are valid, legally binding and enforceable.

21.2	Company:  The Company represents as follows:

21.2.1	No Default:  No Event of Default or Potential Event of
Default has occurred and is continuing which has not been remedies or waived;

21.2.2	Existing Security:  No Security exists on or over any
member of the Group's Asses except as permitted by Clause 23.2
(Negative Pledge);

21.2.3	Litigation:  So far as it is aware, no litigation,
arbitration or administrative proceeding is current:

(i)	to restrain the entry into, exercise of any of its rights
under an/or performance or enforcement of or compliance with any of its obligations under the Finance Documents; or

(ii)	which has or is likely to have a Material Adverse Effect;

21.2.4	Winding-up:  No meeting has been convened for the
winding-up or administration of the Company or Bidco, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for the winding-up or administration of it or Bidco;

21.2.5	Full Disclosure:  (Save for any information contained
in any Information Memorandum) the written material factual information supplied by any member of the Group (whilst a member of the Group) to the Arranger, the Agent or the Banks in connection herewith whether before or after the date hereof is true and accurate in all material respects at the time of being supplied and it is not aware of any material facts or circumstances that have not been disclosed to the Arranger, the Agent and the Banks the failure to disclose which would result in such information being misleading in any material respect;

21.2.6	Additional Financial Information:  Any projections
delivered to the Agent prior to the date hereof and initialed by the Company and the Agent for the purpose of identification were arrived at after careful consideration and were based on reasonable assumptions;

21.2.7	Information Memorandum:  (This representation and
warranty is given only upon issue and approval by the Company of an Information Memorandum.) All material factual information contained in the Information Memorandum was true (or, in the case of information provided by any Person other than the Company or its advisors, was true to the best of its knowledge and belief) in all material respects at the date (if any) ascribed thereto in the Information Memorandum or (if none) at the date of the relevant component of the Information Memorandum. Any and all expressions of opinion or intention and any forecasts and projections contained in the Information Memorandum were arrived at after careful consideration and were based on reasonable assumptions, and the Information Memorandum, taken as a whole, as of its date was not misleading in any material respects and did not omit to disclose any matter failure to disclose which would result in any material information contained in the Information Memorandum being misleading in any material respect in the context of this Agreement;

21.2.8	Public Information:  The Press Release and Offer
Document and any other public documents relating to the Offer and the Preference Share Offer furnished to the Agent, contain all the material terms of the Offer and the Preference Share Offer and the Offer Document reflects the terms of the Press Release in all material aspects; and

21.2.9	Ownership of Bidco:  Bidco is a wholly-owned subsidiary
of the Company.

21.3	Clean-up Representations:  On the Clean-up Date the Company
represents as follows:

21.3.1	Default:  Neither the Company nor any Material
Subsidiary is in breach of or in default under any agreement to which it is party or which is binding on it or any of its Assets to an extent or in a manner which has or is likely to have a Material Averse Effect;

21.3.2	Environmental Matters:

(i)	It and the Material Subsidiaries have obtained any and all
material requisite Environmental Licences required for the carrying on of its business as currently conducted and are in compliance in all material respects with (A) the terms and conditions of such Environmental Licences and (B) all other applicable Environmental Law which in each case, if not obtained or complied with, would have a Material Adverse Effect, and there are to its knowledge no circumstances which may prevent or interfere with such compliance in the future;

(ii)	So far as it is aware (after due enquiry) no Dangerous
Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any site or premises (whether or not owned, leased, occupied or controlled by it or any of its subsidiaries and including any offsite waste management or disposal location utilised by it or any such subsidiary) in circumstances where this would be likely to result in the imposition of a liability on it which would have a Material Adverse Effect; and

(iii)	So far as it is aware (after due enquiry) there is no
Environmental Claim (whether in respect of any site previously or currently owned or occupied by any member of the Group or otherwise) pending or threatened, and there are no past or present acts, omissions, events or circumstances that would be likely to form the basis of any Environmental Claim (whether in respect of any site previously or currently owned or occupied by any member of the Group or otherwise), against it which in each case is reasonably likely to be determined against it and which if so decided would have a Material Adverse Effect;

21.4	No Commitment:  The Company further represents at the first
Utilisation Date that save as arises under the Transaction
Documents and/or in consequence of or, in connection with, the Offer or the Preference Share Offer and save also for Offer
Costs, neither the Company nor Bidco has material commitments or Indebtedness;

21.5	Repetition:  Subject to Clause 12.2 (Certain Funds), each of the representations in Clauses 21.1 (Obligors), 21.2 (Company) and 21.3 (Clean-up Representations) shall (after first being made) be deemed to be repeated on the date on which each Utilisation Request is delivered hereunder, on each Utilisation
Date and the first date of each Interest Period by reference to the facts and circumstances then existing Provided that:

(a)	the representation set out in Clause 21.2.7 (information
Memorandum) shall be made only on the date of issue and approval by the Company of any Information Memorandum; and

(b)	the representations and warranties set out in Clauses 21.2.1
(No Default), 21.2.3 (Litigation), 21.2.5 (Full Disclosure) insofar as it applied to information supplied prior to the date hereof and 21.2.8 (Public Information) shall not be repeated after the first Utilisation Date.

21.6	Qualifications to Representations:  The representations in
Clauses 21.1.3 (Authorisation and Consents) and 21.1.5 (Obligations Binding) shall (where applicable) be subject, as to matters of law only, to the qualifications that enforcement may be limited by laws of general application relating to or affecting the rights of creditors and general principles of equity that the undertakings and indemnities given by the Company in Clause 32.3 (Stamp Taxes) may be void under Section 117 of the Stamp Act 1891 and that interest provided for under Clause 30 (Default Interest and Indemnity) may not be recoverable if it amounts to a penalty.

22.	Information

The Company undertakes that, so long as any sum remains to be lent or remains payable under this Agreement:

22.1	Preparation of Accounts:  It will ensure that all accounts
to be delivered by it under this Agreement are prepared and audited (in the case of its annual accounts) in accordance with the Companies Act 1985 and with accounting principles, standard and practices generally accepted in the United Kingdom at the date hereof (and which are consistent with those applied in the preparation of the Original Financial Statements) subject to any variations thereto which are not material or, if material, have been agreed tin writing by an Instructing Group.

22.2	Audited/Annual Accounts.  To the extent permitted by law or
generally accepted accounting principles, as soon as available and in any event within 120 days after the end of each of its financial years (beginning with the current one), it will deliver to the Agent enough copies for the Banks of its annual report and audited accounts (both consolidated and unconsolidated) as at the end of and for that financial year, together with copies of the related directors' and auditors' reports.

22.3	Semi-Annual and Quarterly Information.  As soon as available and in any event within 60 days after the end of each half year and within 45 days after the end of each quarter (other than a quarter ending in December for which the period shall be extended to 90 days after the end of that quarter) of each of its financial years (beginning with the first such period to end after the Unconditional Date), it will deliver to the Agent enough copies for the Banks of its unaudited accounts (both consolidated and unconsolidated) as at the end of and for the relevant half year and quarter.

22.4	Regulated Accounts:  At the same time as delivered to the
Director General pursuant to Condition 2 of Part II of the
Licence, it will deliver to the Agent enough copies for the Banks of the accounting statements delivered to the Director General.

22.5	Information to Creditors:  At the same time as sent to its
creditors generally, it will deliver to the Agent enough copies for the Banks of Any circular, document or other written information sent to its creditors as such.

22.6	Events of Default:  It will notify the Agent of the
occurrence of any Event of Default or any Potential Event of Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it.

22.7	Compliance with Financial Ratios:  With each set of accounts delivered by it under Clause 22.2 (Audited/Annual Accounts) and
22.3 (Semi-Annual and Quarterly Information), the Company will deliver to the Agent a certificate signed by a director of the Company.

22.7.1	confirming compliance with Clause 23.9 (Financial
Ratios) as at the end of the Relevant Period; and

22.7.2	setting out in reasonable detail and in a form
satisfactory to the Agent the computations necessary to demonstrate such compliance.

22.8	Other Information:  It will deliver to the Agent for
distribution to the Banks such other information relating to the Group's business and financial condition as the Agent (or any Bank through the Agent) may from time to time reasonably request.

22.9	Change in Basis:  If, at any time after the date hereof, any material changes are made to generally accepted accounting principles (the "Existing Basis") then the Company shall notify the Agent of such change and, in the absence of any agreement between the Company and the Agent (acting on the instructions of an Instructing Group) to the contrary, the Company shall ensure that the auditors for the time being of the Company provide a description of such change and the adjustments which would be required to be made to the financial statements so that such financial statements reflect the Existing Basis and any reference in this Agreement to financial statements delivered hereunder shall be construed as a reference to such financial statements as adjusted to reflect the Existing Basis.

22.10	Auditors:  Its annual financial statements will be
audited by an independent firm of public accounts of international standing.

22.11	Accounting Reference Date:  It will not change its
accounting reference date (or that of its subsidiaries) from 31
March without the prior written consent of the Agent (not to be unreasonably withheld or delayed).

22.12	Documents:  The Articles of Association of the Company
and the Shareholders' Agreement will together with any other public documents furnished to the Agent contain all the material terms of the agreements and arrangements between the Shareholders and the Company (and between the Shareholders and any other member of the Group) relating to the Company.

22.13	Other Notification:  It will deliver to the Agent in
sufficient copies for each of the Banks:

(i)	promptly after becoming aware of the same being instituted
or threatened, details of any litigation, arbitration or administrative proceedings involving it or any of its subsidiaries which, if adversely determined, would have a Material Adverse Effect or which would involve liability or potential liability or alleged liability in excess of 10,000,000 pounds sterling or its equivalent in other currencies or which involves the Director General, the Secretary of State, any Licence held by any member of the Group or any Licence
Undertaking;

(ii)	during the period from the date of issue and approval of any
Information Memorandum by the Company to the earlier of (A) the date three months thereafter, and (B) the close of underwriting and syndication of the Facilities as determined and confirmed to the Company by the Agent, the Company will notify the Facility
Agent in reasonable detail of any mattes of which it is aware (whether occurring prior to or after the date of approval and issue of any Information Memorandum) which cause any Information Memorandum when read without knowledge of such matters to be inaccurate or misleading in any materials respect; and

(iii)	promptly upon being aware that any material
modifications to the Licence are being proposed by the Director General or the Target and/or that any Licence Undertaking is being requested by the Director General or the Secretary of State, reasonable details thereof, to be updated from time to time to reflect any changes.

23.	Undertakings

The Company (and, in the case of Clause 23.21 (The Offer) Bidco) undertakes that, so long as any sum remains to be lent or remains payable under this Agreement:

23.1	Ranking of Obligations:  The payment of obligations of each
Obligor under this Agreement rank and will at all times rank at least equally and rateable in all respects with all its other unsecured Indebtedness except for such unsecured Indebtedness as would be mandatorily preferred by law.

23.2	Negative Pledge:  It will not, and will ensure that no other member of the Group will, create any Security on or over its Assets except for:

23.2.1	any Security created under or in connection with or
arising out of any pooling and settlement agreements (including, but without limitation, the Pooling and Settlement Agreement) or pooling and settlement arrangements of the electricity supply industry or any transactions or arrangements entered into in connection with the management of risks relating thereto;

23.2.2	liens arising solely by operation of law or by order of
a court or tribunal (or by an agreement) of similar effect in the ordinary course of business of any member of the Group;

23.2.3	pledges of goods, the related documents of title and/or
other related documents arising or created in the ordinary course of its business as security only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which that pledge exists;

23.2.4	Security arising out of title retention or conditional
sale provisions in a supplier's standard conditions of supply of goods acquired by any member of the Group in the ordinary course of its business;

23.2.5	any Security existing at the time of acquisition on or
over any Asset acquired by any member of the Group after the date of this Agreement and not created in contemplation of or in connection with that acquisition Provided that the principal amount secured thereby is not subsequently increased and such Security is discharged within 180 days after that time of acquisition;

23.2.6	in the case of a Person which becomes a member of the
Group after the date of this Agreement any Security existing on or over its Assets when it becomes a member of the Group and not created in contemplation of or in connection with it becoming a member of the Group Provided that the principal amount secured thereby is not subsequently increased and such Security is discharged within 180 days after the date the relevant Person becomes a member of the Group;

23.2.7	any Security on credit balances of any member of the
Group with a bank or similar financial institution created in the ordinary course of such member's banking arrangements in order to facilitate the netting of debit and credit balance of such member and/or any other member of the Group;

23.2.8	any Security created after the date of this Agreement
in respect of Indebtedness incurred for the sole purpose of refinancing the Facilities in full;

23.2.9	any Security created by a Project Finance Subsidiary or
over the shares in a Project Finance Subsidiary securing Project
Finance Indebtedness;

23.2.10 any other Security created or outstanding with the prior consent of an Instructing Group; and

23.2.11 any other Security created or outstanding on or over Assets of any member of the Group provided that the aggregate outstanding principal, capital or nominal amount secured by all Security created or outstanding under this exception on or over Assets of members of the Group must not at any time exceed 50,000,000 pounds or its equivalent.

23.3	Disposals:

23.3.1	The Company will procure that Bidco will not sell,
transfer or otherwise dispose of or cease to exercise control over any of the Shares in Target acquired by it.

23.3.2	The Company will not and will ensure that no other
member of the Group will, sell, transfer, lease out or otherwise dispose of (whether in a single transaction or in a series of transactions) all or substantially all of its Assets or of any part of its Assets.

23.3.3	The following disposals shall (if made on arm's length
terms) not be taken into account under Clause 23.3.2:

(i)	disposals in the ordinary course of business;

(ii)	disposals on normal commercial terms of obsolete Assets or
Assets which are no longer required for the carrying on of the business for which they were used;

(iii)	the payment of cash as consideration for the
acquisition of any Asset;

(iv)	the temporary application of funds no immediately required
in the relevant Person's business in the purchase or making of short-term investments, or the realisation of such investments;

(v)	the disposal of Assets by any member of the Group to another member of the Group in which the Company owns directly or indirectly a corresponding percentage of the ownership interest;

(vi)	other disposals of Assets which are integral to the
distribution and supply of electricity activities of the Group ("Core Assets") to the extent that the value of the Core Assets disposed of during any financial year of the Company is less than 20,000,000 pounds and in this exception the value of any Core Assets disposed of shall be the value thereof as included in the audited consolidated balance sheet of the Company as at the end of the relevant financial year or, in the case of a Core Asset which was not taken into account for the purposes thereof, its book value at the date of disposal;

(vii)	other disposals of Assets not referred to in Clause
23.3(vi) ("non-core Assets") to the extent that the value of the non-core Assets disposed of during any financial year of the Company is less than 50,000,000 pounds sterling and in this exception the value of any non-core Assets disposed of shall be the value thereof as included in the audited consolidated balance sheet of the Company as at the end of the relevant financial year, or in the case of a non-core Asset which was not taken into account for the purposes thereof, its book value at the date of disposal;

(viii)	disposals of receivables on arm's length terms up to a
maximum value of 100,000,000 pounds at any time and in excess of that amount provided that the net proceeds of any such excess disposals shall be applied in accordance with this Agreement in or towards prepayment of Term Advances; and

(ix)	any other disposal to which an Instructing Group shall have
agreed.

23.4	Business Activities:  It will not, and will ensure that no
other member of the Group will carry on any business other than those conducted on the date hereof or those which are usual for electricity companies in the United Kingdom as at the date hereof including, without limitation, electricity, distribution, supply and generation, electrical goods retailing and business activities related to the gas, telecommunications and water industries

23.5	Restriction on Distributions:  It will only declare,
recommend, make or pay any dividend, distribution or payment (including by way of redemption, repurchase, defeasance, retirement, return or repayment) to any of its Shareholders or make any payment (including by way of redemption, repurchase, defeasance, retirement, return or repayment) in respect of any Subordinated Debt if there exists no Event of Default or material Potential Event of Default and no such Event of Default or material Potential Event of Default will result from the making of such dividend, distribution or payment and either:

(i)	the ratio of Net Debt to Capitalisation of the Group
(calculated on the basis set out in Clause 23.9 (Financial Ratios) at that time is 60% or less and EBITDA of the Group is not less than 2.4 times Net Interest Payable (calculated on the basis set out in such Clause 23.9 (Financial Ratios)) and it will continue to be in compliance with such financial ratios after making or paying any such dividend, distribution or payment; or


(ii)	(if it is not in compliance with the financial ratios
set out in Clause 23.5(i) above) at such time its long term corporate debt rating is BBB with Standard & Poors
Rating Group and Baa2 with Moody's Investors Service,
Inc.,

	Provided that nothing in this Clause 23.5 shall prohibit the payment to Shareholders of amounts due for goods and/or services received or provided in the ordinary course of business.


23.6	Restriction on Borrowings:  The Company will procure that
the aggregate Borrowings of the Target and its subsidiaries taken together on a consolidated basis and giving effect to the proviso to the definition of Borrowings plus (to the extent not otherwise included in Borrowings of the Target and/or its subsidiaries) the amount of any actual or contingent liability of the Target and/or its subsidiaries
(1) for Borrowings at that time of any Person in which the Target or any of its subsidiaries has an ownership interest, or (2) to provide funds by loan, subscription for share capital or otherwise to any person in which the Target or any of its subsidiaries has an ownership interest, will not exceed the sum of the following:

(A)	the outstanding principal amount from time to time of
any Utilisation of the Revolving Facility and the Overdraft Facility made by such companies;

(B)	the principal amount of all Borrowings of such
companies outstanding at the Unconditional Date save to the extent refinanced by Utilisation of the Revolving
Facility made by such companies;

(C)	the outstanding principal amount from time to time of
all Borrowings of such companies for which the only creditor is the Company and/or Bidco;

(D)	Project Finance Indebtedness of the Target and/or its
subsidiaries outstanding from time to time; and

(E)	50,000,000 pounds sterling.

23.7	Compliance with law:  It will, and will ensure that each
other member of the Group will, comply with the requirements of all rules, regulations, orders and other requirements of the Secretary of State and the Director General under the Act or other law applicable to the conduct of the business of the supply or distribution of electricity where failure to comply therewith (whether immediately or in the course of time) would have a Material Adverse Effect.

23.8	Licence:  One the Target becomes a subsidiary of the Company and under its control and in any event no later than 30 days after the Target becomes a subsidiary of the Company, it will ensure that the Target and any Licenceholder (or any other relevant member of the Group) complies in all material respects with the terms of the Licence where failure to comply therewith (whether immediately or in the course of time) would have a Material Adverse Effect.

23.9	Financial Ratios:
23.9.1	The ratio of Net Debt to Capitalisation of the
Group shall not exceed the following levels at the end
of each Relevant Period ending during the periods
indicated below:
		70 per cent	-	until 31 March 2000;
		65 per cent	-	thereafter

23.9.2	The ratio of EBITDA of the Group to Net Interest
Payable for any period referred to below shall not be less than the following amounts for such period:

	2.5:1 for the Relevant Period ending on the last day of each the first two full quarterly accounting periods following the Unconditional Date;

	2:25:1 for the Relevant Period ending on the last day of the third full quarterly accounting period following the Unconditional Date;

	2.15:1 for the Relevant Period ending on the last day of the fourth full quarterly accounting period following the Unconditional Date; and

	2.15:1 for each subsequent Relevant Period.

23.10	Treasury Transactions:  No Obligor will, and each
Obligor will ensure that none of its subsidiaries will without the prior written consent of an Instructing Group, enter into any interest rate swap, cap, ceiling, collar or floor or any currency swap, futures, foreign exchange or commodity contract or option (whether over the counter or exchange traded) or any similar treasury transaction, other than spot foreign exchange contracts entered into in the ordinary course of business, and transactions for the hedging of actual or project interest rate, currency and/or commodity and/or energy price exposures arising in the ordinary course of business activities of such member of the Group.

23.11	Loans out:  No Obligor will, and each Obligor will
procure that no member of the Group will, be the creditor in respect of any Borrowings, save for:

(a)	any Borrowing entered into with the prior written
consent of an Instructing Group;

(b)	any Borrowing under paragraph (b) of the definition of
"Borrowing" where trade credit is extended by any member of the Group on normal commercial terms and in the ordinary course of its business on substantially the same terms (or terms more favourable to it) and in similar circumstances as for trade credit extended prior to the date hereof by the Target or its subsidiaries;

(c)	loans made by one member of the Group to another member
of the Group;

(d)	Borrowings not otherwise permitted pursuant to
paragraphs (a) - (c) above in an aggregate amount for the Group as a whole at any time outstanding not exceeding 5,000,000 pounds sterling.

23.12	Mergers: Neither the Company nor Bidco nor the Target
nor any Licenceholder nor any other Obligor will, and each Obligor will procure that no other member of the Group will, save with the prior written consent of an Instructing Group enter into any merger or consolidation, provided that members of the Group other than the Company, Bidco, the Target, the Licenceholder and any Obligor may merge or consolidate with other such members of the Group.

23.13	Holding Company: Save with the prior written consent of
an Instructing Group, neither the Company nor Bidco shall carry on any business (other than the holding shares in and the provision of administrative services to members of the Group) or acquire any assets other than cash, or cash equivalents or shares which (i) are shares in the Target or Bidco, or (ii) are shares in companies which are already members of the Group.

23.14	Arm's Length Terms: No Obligor will, and each Obligor
will procure that no other member of the Group will, enter into any material transaction with any Person otherwise than on arms length terms, save with the prior written consent of an Instructing Group, and save for (i) loans made by one member of the Group to another member of the Group which are expressly permitted hereunder, (ii) disposals by one member of the Group to another member of the Group expressly permitted hereunder, (iii) transactions entered into on terms more favourable to a member of the Group than would have been the case had the transaction been entered into on arms length terms, and (iv) other transactions (including the issue of Subordinated Debt as and to the extent permitted hereunder) expressly permitted by this Agreement.

23.15	Constitutional Documents: No Obligor will, and each
Obligor will procure that no other member of the Group will, save with the prior written consent of an Instructing Group or as required by law, amend or seek or agree to amend or replace the memorandum or articles of association other constitutional documents or by-laws of any member of the Group or the Shareholders' Agreement in any way which would likely materially and adversely to affect the interests of the Banks under the Finance Documents.

23.16	Compliance with laws: Each Obligor will, and will
procure that each other member of the Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether domestic or foreign, having jurisdiction over it or any of its assets, failure to comply with which would have a Material Adverse Effect.

23.17	Consents: Each Obligor will, and will procure that each
other member of the Group will, obtain, promptly renew from time to time and maintain in full force and effect, and if so requested promptly furnish certified copies to the Agent of all such material authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation or under the Licence or any Licence Undertaking:

(i)	to enable each Obligor to perform its respective
material obligations under the Finance Documents to which it is a party or required for the validity or enforceability of such Finance Documents or of any security provided for thereby; and/or

(ii)	to carry on its business as it is being conducted from
time to time where failure to obtain, renew or maintain
any such authorisation, approval, consent, licence or exemption or non-compliance with the terms of the same would have a Material Adverse Effect.
23.18	Syndication: The Company shall ensure that all members
of the Group will provide reasonable assistance to the Agent and the Arranger in the sub-underwriting and syndication of the Facilities (including, without limitation, by making management available for the purpose of making presentations to, or meeting with, potential lending institutions and in the preparation of the Information Memorandum for syndication of the Facilities and comply with all reasonable requests for information from potential syndicate members made through the Facility Agent or the Arranger.

23.19	Revocation or Modification of Licence: The Company will
procure that the Target, (once it has become a subsidiary of the Company and under its control and in any event no later than 30 days after the Target becomes a subsidiary of the Company), and any and each other Licenceholder shall not consent, without the prior written consent of an Instructing Group, to any revocation of its Licence or to any material modification to the terms thereof if such modification, in the reasonable opinion of an Instructing Group, would have (whether immediately or prior to the Final Maturity Date) a Material Adverse Effect.

23.20	Licence Undertakings: The Company will consult with the
Original Banks with regard to the terms of any Licence Undertaking which it or any holding company of it or the Target may be required to give to the Director General or the Secretary of State in connection with the Offer and will not give and will procure that such holding company and (once it has become a subsidiary of the Company and under its control and in any event no later than 30 days after the Target becomes a subsidiary of the Company) the Target will not give any such Licence Undertaking without the prior consent of an Instructing Group (such consent not to be unreasonably withheld).

23.21	The Offer:

(a)	Bidco undertakes that:

(i)	without the prior agreement of an Instructing
Group, (the agreement of an Instructing Group being conclusively evidenced by a written notice from the Agent to Bidco with a copy to C.S. First
Boston Limited as financial advisers to Bidco)
Bidco will not:

(A)	declare, decide or accept any percentage
below 50 percent plus one Share for the
purposes of any of the conditions set out in paragraph (a) of Appendix 1 to the Press
Release;

(B)	take or permit to be taken any step as a
result of which the offer price under the Offer is, or may be required to be, increased beyond the level agreed between Bidco and the Banks from time to time;

(C)	issue any press release or other publicity
which makes reference to the Facilities, the Arranger, the Agent or to some or all of the Banks unless the publicity is required by law or by the Code (in which case Bidco shall notify the Agent thereof as soon a practicable upon becoming aware of the requirement);

(ii)	in all material respects relevant in the context
of the Offer and the Preference Share Offer, it will comply with the Code (subject to any waivers granted to the Panel), the Financial Services Act
1986, the Companies Act 1985 and all other applicable statutes, laws and regulations;

(iii)	it will keep the Agent informed as to the
status of an progress with respect to the Offer and the Preference Share Offer and in particular will from time to time and promptly upon request, give to the Agent for the Banks reasonable details as to the current level of acceptances of the Offer and the Preference Share Offer, and such other matters relevant to the Offer and the Preference Share Offer as the Agent may reasonably request. Bidco will also promptly deliver to the Agent a copy of every material certificate delivered by receiving agents to Bidco and/or its advisers pursuant to the Code.

(b)	If Bidco becomes aware (whether through notice
from the Agent or any Bank or otherwise) of a circumstance or event which is or could reasonably be construed to be covered by a condition of the Offer which, if not waived, would entitle Bidco
(with the Panel's consent, if needed) to lapse the Offer, Bidco shall notify the Agent and the following shall apply:

(A)	if Bidco wishes to waive, withdraw or agree
or decide not to enforce the condition and an Instructing Group agrees, (or does not make through the Agent the statement set out in
(B) below) Bidco may do so;

(B)	if an Instructing Group does not so agree and
states that in its opinion such circumstance or event would materially and adversely affect the ability of Bidco to comply with its material obligations under the Finance
Documents, Bidco will request the Panel to agree that the Offer may lapse as a result of non-satisfaction of that condition or of the conditions as to acceptances (as set out in paragraph (a) of Appendix 1 to the Press
Release) and that such lapsing will not give rise to a breach of the Code. If the Panel does not so agree, then Bidco may, without the Banks' agreement, waive, withdraw or agree to decide not to enforce such condition.

(c)	(i)	In relation to each of the conditions
(c) and (d) (as set out Appendix 1 to the Press Release), Bidco shall disclose to the Agent any and all conditions attaching to respectively, the announcement by the U.K.
Office of Fair Trading (in the case of
condition (c)) or the indication by the
Director General (in the case of condition
(d)).

(ii)	In relation to condition (e) (as set out
in such Appendix) Bidco shall disclose
to the Agent the terms of all
undertakings and assurances sought by
the Director General as referred to
therein and proposed to be given.

23.22	Environmental Matters: The Company will and will
procure that each member of the Group will:

(a)	obtain all material requisite Environmental Licences
and comply in all material respects with (i) the terms and conditions of such Environmental Licences applicable to it and (ii) all other applicable
Environmental Laws in each case where failure to do so would have a Material Adverse Effect;

(b)	promptly upon receipt of the same, notify the Agent of
any claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under the Environmental Law which would, if substantiated, have a Material Adverse Effect.

23.23	Insurance: It will procure that each member of the
Group maintains insurance on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as it usual for companies carrying on a business such as that carried on by such member of the Group.

23.24	Target's Facilities: The Company will procure that one
Target has become a subsidiary of the Company and under its control and in any event no later than 30 days after the time it has become a subsidiary of the Company any undrawn commitment under the existing revolving credit and working capital facilities of the Target or any of its subsidiaries will be canceled and any outstanding indebtedness thereunder will be refinanced as promptly as possible in accordance with the terms of the relevant agreement and in any event prior to the Clean-up Date.

24.	Default

24.1	Event of Default: The following are Events of Default:

24.1.1	Non-Payment: An Obligor does not pay in the manner
provided in this Agreement any sum payable under it when due Provided that this clause shall not apply to unpaid amounts which are paid in full within 5 days of the due date.

24.1.2	Breach of Representation: Any representation or
warranty by an Obligor in this Agreement or in any document delivered under it is or proves to have been incorrect, in any material respect, when made or deemed to be made or repeated by reference to the facts and circumstances then subsisting and, if the circumstances causing such misrepresentation are capable of remedy within such period, such Obligor shall have failed to remedy such circumstances within 28 days after receipt by the relevant Obligor of written notice from the Agent to such Obligor requiring the circumstances causing such misrepresentation to be remedied;

24.1.3	Breach of Financial Ration Obligations: The
Company fails to comply with any provision of Clause
23.9 (Financial Ratios) and the appropriate ration is not achieved within 28 days after notice of that default has been given to it by the Agent.

24.1.4	Breach of Other Obligation: An Obligor does not
perform or comply with any one or more of its other obligations under any Finance Document and, if that default is capable of remedy, it is not remedied within 28 days after notice of that default has been given to it by the Agent.

24.1.5	Cross Default/Acceleration: Any Borrowings of any
member of the Group become due and payable before their normal maturity or are placed on demand or any commitment for or underwriting in respect of a facility for Borrowings granted to a member of the Group is canceled or suspended (in each case by reason of the occurrence of an event of default however characterised) or any Borrowings of a member of the Group are not paid when due (or, in the case of demand facilities, within 5 business days of their due date)
(whether falling due by demand, at schedule maturity or otherwise) or within any applicable grace period.
However, no Event of Default will occur under this Clause 24.1.5 unless and until the aggregate amount of Borrowings in respect of which one or more of the events mentioned above in this Clause 24.1.5 has occurred and exceeds 25,000,000 pounds sterling or its equivalent.

24.1.6	Insolvency: An Obligor or a Material Subsidiary is
insolvent or unable to pay its debts, stops or suspends payment of its Indebtedness or proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors.

24.1.7	Moratorium: A moratorium in respect of all or any
debts of an Obligor or any Material Subsidiary or a composition or an arrangement with creditors generally of an Obligor or any Material Subsidiary or any other arrangement whereby its affairs and/or assets are submitted to the control of or are protected from its creditors is applied for, ordered or declared.

24.1.8	Administrator: An application is made for the
appointment of an administrator (as such term is used in the Insolvency Act 1986) or similar official in relation to an Obligor or any Material Subsidiary (and such application is not withdrawn, discharged or stayed within 21 days of being made) or an effective resolution is passed by the directors or shareholders or an Obligor of any Material Subsidiary for such an application to be made or an administrator, receiver or administrative receiver is appointed in respect of an Obligor or any Material Subsidiary.

24.1.9	Enforcement Proceedings:  A distress, attachment,
execution or other legal process is levied, enforced or sued out on or against the Assets of an Obligor or a Material Subsidiary having an aggregate value of 25,000,000 pounds sterling save where (i) the relevant member is, in good faith, contesting the distress, execution, attachment, sequestration or other process by appropriate proceedings diligently pursued and (ii) an Instructing Group acting reasonably are satisfied that the ability of an Obligor to comply with its obligations under the Finance Documents will not be materially and adversely affected whilst such distress, execution, attachment, diligence or other process is being so contested.

24.1.10	Winding-up: An order is made or an effective
resolution is passed or any legal proceedings are initiated or are consented to by an Obligor or a Material Subsidiary or any petition shall be presented or legal proceedings commenced by any person (and not, where that person is unconnected with that member of the Group save for being a creditor of such member, discharged or stayed within 21 days in the case of both legal proceedings and such petition) for the winding-up, termination of existence, dissolution or other like process of an Obligor or a Material Subsidiary or any of them ceases to carry on all or a substantial part of its business except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved by an Instructing
Group and save as may result from any disposal of assets permitted by the terms of this Agreement or any solvent liquidation, dissolution or winding-up of any of the Group (not being an Obligor) which would have a Material Adverse Effect.

24.1.11	Ownership of Target: At any time after the Clean-
up Date less than 75% of the Ordinary Shares in the Target are owned by the Company.

24.1.12	Control: Without the prior written consent of an
Instructing Group, CalEnergy Company, Inc. shall cease to own directly or indirectly at least 50.1% of all classes of share capital in the Company.

24.1.13	Licence:

(i)	The Licence is revoked or surrendered or ceases to
be held by the Target or a wholly-owned subsidiary of the Target or Bidco other than in circumstances which permit the Target or such wholly-owned subsidiary to carry on the distribution business of the Target substantially as envisaged at the date of this Agreement either without the Licence as a result of any change in the Act or with a new public electricity supply licence issued to such person under the Act whose terms are not materially less favourable than those of the Licence.

(ii)	The License or any substitute licence contemplated
by a sub-paragraph (i) above is materially modified in any manner which in the reasonable opinion of an Instructing Group would have (whether immediately or overtime) a Material
Adverse Effect.

24.1.14	Compliance with Act: The Licenceholder fails to
comply with a final order (within the meaning of Section 25 of the Act) or with a provisional order
(within the meaning of that section) which has been confirmed under that section and in either case which has not been revoked under that section or the validity of which has not been questioned under Section 27 of the Act.

24.1.15	Pooling and Settlement Agreement: Any notice
requiring Target to cease to be a party to the Pooling and Settlement Agreement is given to Target under Clauses 60.1.3 or 60.2.2 of the Pooling and Settlement
Agreement.

24.1.16	Expropriation:  The authority or ability of the
Company or Target or the Licenceholder to conduct its business is wholly or substantially curtailed by any expropriation to renationalisation by or on behalf of any governmental authority.

24.2	Cancellation/Acceleration: If at any time and for any reason
(and whether within or beyond the control of any party to this Agreement) any Event of Default has occurred then at any time thereafter, subject to Clause 24.3 (Suspension of Rights), if any such Event of Default is continuing, the Agent, if so instructed by an Instructing Group, shall be notice to the Company declare:

24.2.1	the Commitments to be cancelled, whereupon they
shall be cancelled; and/or

24.2.2	all Advances, all unpaid accrued interest and fees
and any other sum then payable under this Agreement to be immediately due and payable or payable on demand, whereupon they shall become to due and payable or payable on demand (in which latter case the Agent may at any subsequent time make a demand at which point all such sums shall become due and payable),

	Provided that until the Clean-up Date the Events of Default set out in Clause 24.1.4 (Breach of other Obligations) shall not apply to Target or any of its subsidiaries and the Event of Default set out in Clauses 24.1.5 to 24.1.10 shall not apply in respect of any subsidiary of Target.

24.3	Suspension of Rights: Prior to the end of the Certain Funds
Period, unless an Event of Default has occurred which is continuing under Clauses 24.1.6 (Insolvency), 24.1.7
(Moratorium), 24.1.8 (Administrator), 24.1.10 (Winding-up) in respect of an Obligor or a breach of any of the representations set out in Clauses 21.1.1, (Status), 21.1.2
(Powers), 21.1.3 (Authorisations and Consents), 21.1.4 (Non-
Violation) and 21.1.5 (Obligations Binding) has occurred in respect of an Obligor none of the Banks shall be entitled to exercise any rights of rescission or other remedy or be entitled to terminate or cancel the Facilities or require repayment of any Advance or refuse to make any Advance in consequence of any of the representations and warranties set out herein being or being proved to have been incorrect in any respect or the Company or Bidco having failed to perform, observe or comply with any of its covenants or other obligations or agreements herein or the occurrence of any Event of Default or Potential Event of Default.

24.4	Clean-up Period: Subject to Clause 24.3, if during the
period from the Unconditional Date to the Clean-up Date any Potential Event of Default shall exist which consists of, or is a direct consequence of any event or circumstance which occurred in relation to Target or any of its Subsidiaries
(or its or any of their business, assets or liabilities) on or before the Unconditional Date, then the following shall apply:

24.4.1	the Company or Target shall notify the Agent of
that fact by fax promptly after becoming aware thereof, giving a reasonable description of:

(i)	the Potential Event of Default and its causes; and

(ii)	the remedial action in relation to that Potential
Event of Default which the Company and/or Target propose to take;

24.4.2	that Potential Event of Default shall not
constitute an Event of Default, and the Agent shall not with respect to that Potential Event of Default (but, for the avoidance of doubt, no so as to restrict the Agent's rights to take such action with respect to any other Event of Default which is not a Potential Event of Default) be entitled to take any of the actions set out in Clause 24.2 (Cancellation/Acceleration), until (assuming that the Potential Event of Default is then continuing) the Clean-up Date.

	Provided that (i) the foregoing shall not apply with respect to any Potential Event of Default under any of the following
Clauses:

	24.1.1 (Non-Payment);
	24.1.6 (Insolvency);
	24.1.7 (Moratorium);
	24.1.8 (Administrator);
	24.1.10 (Winding-up);
	24.1.12 (Control);
	24.1.13 (Licence);
	24.1.14 (Compliance with Act);
	24.1.15 (Pooling and Settlement Agreement); or
	24.1.16 (Expropriation),

	irrespective of whether or not that Potential Event of Default occurred in consequence of any event or circumstance which occurred before the Unconditional Date, and (ii) any Potential Event of Default shall nevertheless constitute a Potential Event of Default for the purposes of a drawing under the Revolving Facility other than a drawing for the purposes set out in Clause 3.2 after the Clean-up Date.

Part 8
Guarantee

25.	Guarantee

25.1	Guarantee from the Company: The Company unconditionally and
irrevocably guarantees that, if for any reason any other
Borrower does not pay any sum payable by it under the Revolving Facility by the time, on the date and otherwise in the manner specified in this Agreement (whether on the normal due date, on acceleration or otherwise), the Company will pay that sum within 5 business days of demand by the Agent (acting on instructions from an Instructing Group).

25.2	Guarantee from Bidco: Bidco unconditionally and irrevocably
guarantees that, if for any reason the Company does not pay any sum payable by it under this Agreement by the time, on the date and otherwise in the manner specified in this Agreement (whether on the normal due date, on acceleration or otherwise) Bidco will pay that sum within 5 business days of demand by the Agent (acting on instructions of an Instructing Group).

25.3	Guarantor as Principal Debtor: As between each Guarantor and the other parties to this Agreement but without affecting any other Borrower's or, as the case may be, the Company's obligations, each Guarantor shall be liable under this Clause 25 as if it were the sole principal debtor and not merely a surety. Accordingly, neither Guarantor shall be discharged, nor shall its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor (including:

(i)	any time, indulgence, concession, waiver or consent at
any time given to any other Borrower or, as the case may be, the Company or any other Person;

(ii)	any amendment or supplement to any other provision of
this Agreement or to any Security or other guarantee;

(iii)	the making or absence of any demand on any other
Borrower or, as the case may be, the Company or any other Person for payment;

(iv)	the enforcement or absence of enforcement of this
Agreement or of any Security or other guarantee;

(v)	the taking, existence or release of any Security or
other guarantee;

(vi)	the winding-up of any other Borrower or, as the case
may be, the Company or any other Person, or any step being taken for such winding-up; or

(vii)	the illegality, invalidity or unenforceability of,
or any defect in, any provision of this Agreement or any Security or other guarantee or any of the obligations of any of the parties under or in connection with this Agreement or any Security or other guarantee.

25.4	Each Guarantor's Obligation Continuing: Each Guarantor's
obligations under this Part 8 are and will remain in full force and effect by way of continuing security until no sum remains to be lent under this Agreement and the Agent, the Arranger and the Banks have irrevocably received or recovered all sums payable under this Agreement.
Furthermore, those obligations of each Guarantor are additional to, and not instead of, any Security or other guarantee at any time existing in favour of any Person, whether from a Guarantor or otherwise, and may be enforced without first having recourse to any other Borrower or, as they case may be, the Company, any other Person, any Security or any other guarantee. Each Guarantor irrevocably waives any requirement for any notices or (except as required by Clauses 25.1 (Guarantee from the Company) and
25.2 (Guarantee from Bidco)) demands of any kind.

25.5	Exercise of each Guarantor's Rights:  So long as any sum
remains to be lent or remains payable under this Agreement:

(i)	any right of a Guarantor, by reason of the performance
of any of its obligations under this Clause 25, to be indemnified, in the case of the Company, by any other
Borrower and, in the case of Bidco, by the Company, to prove in respect of any liability in the winding-up of any other Borrower or, as the case may be, the Company or to take the benefit of or enforce any Security or other guarantee shall (and shall only) be exercised and enforced in such manner and on such terms as the Agent
(acting on instructions from an Instructing Group) may require; and

(ii)	any amount received or recovered by a Guarantor (a) as
a result of any exercise of any such right or (b) in the winding-up of any other Borrower or, as the case may be, the Company shall be held on trust for the Agent, the Arranger and the Bank and immediately paid to the Agent.

25.6	Avoidance of Payments:  Each Guarantor shall on demand
indemnify the Agent, the Arranger and each Bank against any funding or other cost, loss, expense or liability (including loss of Margin) sustained or incurred by the Agent or, as the case may be, the Arranger or that Bank as a result of it being required for any reason (including any bankruptcy, insolvency, winding-up or similar law of any jurisdiction) to refund all or part of any amount received or recovered by it in respect of any sum payable by any other Borrower or, as the case may be, the Company under this Agreement and shall in any event pay to the Agent or, as the case may be, the relevant Arranger or Bank on demand the amount so refunded by it.

25.7	Suspense Accounts:  For the purpose of enabling the Agent,
the Arranger or any Bank to maximise its recoveries in any actual or potential winding-up, any amount received or recovered by the Agent, the Arranger or any Bank in respect of any sum payable by any other Borrower or, as the case may be, the Company under this Agreement may be placed by the recipient in an interest bearing suspense account. That amount may be kept there (with any interest earned being credited to that account) unless and until the recipient is reasonably satisfied that it is not obliged to pay any further sum under this Agreement and that it has irrevocably received or recovered its share of the Advances, all interest accrued thereon and any other sums payable to it under this Agreement.

25.8	Indemnity:  As separate, independent and alternative
stipulations, each Guarantor unconditionally and irrevocably agrees:

(i)	that any sum which, although expressed to be payable by
any other Borrower or, as the case may be, the Company under this Agreement, is for any reason (whether or not now existing and whether or not now known or becoming known to any party to this Agreement) not recoverable from the relevant Guarantor on the basis of a guarantee shall nevertheless be recoverable from it as if it were the sole principal debtor and shall be paid by it to the Agent on demand; and

(ii)	as a primary obligation to indemnify the Agent, the
Arranger and each Bank against any loss suffered by it as a result of any sum expressed to be payable by any other Borrower or, as the case may be, the Company under this Agreement not being paid by the time, on the date and otherwise in the manner specified in this Agreement or any payment obligation of any other
Borrower or, as the case may be, the Company under this Agreement being or becoming void, voidable or unenforceable for any reason (whether or not now existing and whether or not now known or becoming known to any party to this Agreement), the amount of that loss being the amount expressed to be payable by any other Borrower or, as the case may be, the Company in respect of the relevant sum.

25.9	As used in this Clause 25 "Guarantor" means with respect to
the obligations of any other Borrower which are guaranteed pursuant to Clause 25.1, the Company and with respect to the obligations of the Company which are guaranteed pursuant to Clause 25.2, Bidco.

PART 9

PAYMENTS

26.	Currency of Account

	Sterling is the currency of the account and payment for each and every sum due from each Obligor under this Agreement.

27.	Payments

27.1	Payments to the Agent:  Except as otherwise specifically
stated herein, on each date upon which this Agreement requires an amount to be paid by an Obligor or any Bank, such Obligor or such Bank shall make the same available to the Agent by payment in sterling in cleared funds direct to such account as the Agent may from time to time have specified for this purpose.

27.2	Payments by the Agent: Subject to Clause 27.4 (Clawback)
each payment received by the Agent pursuant to Clause 27.1
(Payments to the Agent) for the account of another Person shall be made available by the Agent to such account of such Person with a bank in London as such Person shall have previously notified the Agent.

27.3	No Set-Off: All payments made by an Obligor under this
Agreement shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim except only Taxes to which the provisions of Clause 16.1 (Gross-up) apply.

27.4	Clawback: Where a sum is to be paid hereunder to the Agent
for the account of another Person, the Agent shall not be obliged to make the same available to that other Person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received the sum it paid out, then the Person to whom such sum was so made available shall on request refund the same to the Agent, together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out the sum in question prior to its having received the same.

27.5	Repayment on a business day: If any payment falls to be made hereunder on a day which is not a business day such payment shall be made on the next business day.

28.	Redistribution of Payments

28.1	Sharing: If (a) immediately following the Final Maturity
Date or (b) on any earlier date after the Commitments of all the Banks have been reduced to zero, the principal amount outstanding to a Bank hereunder and under any Overdraft
Facility which had a Commitment immediately prior to the reduction of its or all Commitments to zero (a "Sharing
Bank") does not bear the same proportion to the aggregate principal amount outstanding to all the Sharing Banks hereunder and under any Overdraft Facility as such Sharing Bank's Commitment bore (immediately prior to the reduction of its or all the Commitments to zero) to the Total
Commitments at such time then each Sharing Bank shall, upon being so notified by the Agent, promptly pay the Agent (for distribution to the other Sharing Banks) such amount as is necessary to ensure that, after taking account of all distributions amongst the Sharing Banks pursuant to this Clause 26.1, the aforesaid ratios are the same. Provided that for these purposes any reduction in Commitment pursuant to Clause 4.2 (Overdraft Facility) shall be ignored in making any distribution referred to above.

28.2	Memorandum Account: Each Sharing Bank shall open a
memorandum account in respect of each currency for the purposes of Clause 28.1 (Sharing) and each Sharing Bank shall credit or, as the case may be, debit amounts to or form such memorandum account in respect of the receipt or, as the case may be, payment of amounts paid pursuant to Clause 28.1 (Sharing).

28.3	Adjustments: All amounts received or recovered by each of
the Sharing Banks in respect of interest on the principal amount outstanding hereunder or under any Overdraft Facility shall be shared amongst each Sharing Bank by reference to such Sharing Bank's principal amount outstanding but adjusted to take account of all credits and debits made to its memorandum account pursuant to Clause 28.2 (Memorandum
Account).

28.4	Minimisation: Each of the Sharing Banks hereby agrees that:

(i)	it will take all reasonable steps (in consultation with
the Agent and the other Sharing Banks) to minimise all amounts owing to it hereunder; and

(ii)	it will inform the Agent from time to time of all
amounts owing to it hereunder.

28.5	Rights Contractual: It is hereby agreed that any rights and
obligations of the Sharing Banks arising in respect of any payments to be made or received by any of them under this Clause 28 are their contractual rights and obligations against, or to, each other and nothing herein is intended to, nor shall it be construed so as to, constitute an assignment or other transfer of any proprietary right or interest (whether legal or beneficial) to or in any debt or other obligation of any Obligor.

28.6	Partial Payments: Without prejudice to the other provisions
of this Clause 28, if the Agent shall receive from an Obligor funds which are insufficient to satisfy in full the obligations of such Obligor under this Agreement then due to be discharged, the Agent shall allocate the funds so received in or towards discharging the amounts then so due from such Obligor under this Agreement pro rata to the amounts of such obligations and each party hereto irrevocably authorises and directs the Agent so to act.

28.7	Appropriation: No Obligor shall be entitled to make any
designation or appropriation of the application of funds in the circumstances referred to in Clause 28.6 (Partial
Payments).

29.	Netting of Payments and Set-Off

29.1	Netting:  If on any Utilisation Date:

(i)	a Bank is required to make an Advance to a Borrower
hereunder; and
(ii)	such Borrower is due to prepay or repay an Advance (or
part thereof) that that Bank, then the Agent may (without prejudice to the relevant Borrower's obligation to make the payment in question pursuant to this Agreement prior to any application pursuant to this Clause) apply any amount payable by such Bank to such Borrower on that Utilisation Date in respect of Advances to be made to such Borrower, in or towards satisfaction of the amounts payable by such Borrower to such Bank on such Utilisation Date.

29.2	Set-Off: Each Obligor authorises each Bank to apply any
credit balance to which such Obligor is entitled on any account with such Bank in satisfaction of any sum due and payable by such Obligor to such Bank hereunder but unpaid;
for this purpose each Bank is authorised to purchase with the monies standing to the credit of any such account other currencies as may be necessary to effect such application
(but so that noting in this Clause 29.2 shall be effective to create a charge). No Bank shall be obliged to exercise any right given to it by this Clause 29.2.


PART 10

DEFAULT INTEREST AND INDEMNITY

30.	Default Interest and Indemnity

30.1	Default Interest Periods: If any sum due and payable by an
Obligor under this Agreement is not paid on the due date, the period beginning on such due date and ending on the date upon which the obligation of such Borrower to pay such sum
(the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall be selected by the Agent but shall not exceed three months.

30.2	Default Interest: During each such period relating thereto
as is mentioned in Clause 30.1 (Default Interest Periods)
(as well after as before judgment) an unpaid sum shall bear interest at the rate per annum which is the sum of the applicable Margin at such time, 1% and LIBOR (plus the Associated Costs Rate) on the Quotation Date for such period
Provided that;

30.2.1	if for any such period LIBOR cannot be determined,
then the rate of interest applicable to such unpaid sum shall be the sum of the applicable Margin at such time, 1% per annum, the Associated Costs Rate and the rate per annum determined by the Agent to be equal to the arithmetic mean of the costs to each of the Reference
Banks of obtaining deposits from such sources as it may reasonably select; and

30.2.2	if such unpaid sum is all or part of an Advance
which became due and payable on a day other than the last day of the Term thereof, or, as the case may be, an Interest Period relating thereto, the first such period applicable thereto shall be of a duration equal to the unexpired portion of the Term thereof, as the case may be, Interest Period relating thereto and the rate of interest applicable thereto during such period shall be that which exceeds by 1% per annum the rate applicable to it immediately before it fell due.

30.3	Payment of Default Interest: Any interest payable which
shall have accrued on any unpaid sum due from an Obligor shall be due and payable and shall be paid by such Borrower to the Agent for the account of the party entitled thereto at the end of the period by reference to which it is calculated.

30.4	Break Costs: Notwithstanding any other provision of this
Agreement, if any Bank or the Agent on its behalf receives or recovers all or part of any Advance made by such Bank otherwise than on the last day of the Term thereof or, as the case may be, an Interest Period relating thereto, the Company shall pay to the Agent on demand for the account of such Bank an amount equal to the amount (if any) by which
(i) the additional interest (excluding any part of that interest which would represent Margin) which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term thereof or, as the case may be, the current Interest Period relating thereto exceeds (ii) the amount of interest which in the opinion of the Agent would have been payable to the Agent on the last day of the term thereof or, as the case may be, the current Interest Period relating thereto in respect of a deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the business day following the date of such receipt or recovery and ending on the last day of the Term thereof or, as the case may be, the current Interest Period relating thereto.

30.5	Default Indemnity:  The Company undertakes to indemnify:

30.5.1	each of the Banks, the Arranger and the Agent
against any cost, loss or expense, including legal fees, which any of them may sustain or incur as a consequence of any default by an Obligor in the performance of any of the obligations expressed to be assumed by it in any Finance Document; and

30.5.2	each Bank against any loss it may sustain or incur
as a result of its funding an Advance requested by a Borrower hereunder but not made by reason of the non-fulfilment of one of the conditions to the making of that Advance as set out in Clause 12.1 (Making of Advances).

	Any Person intending to make a claim pursuant to this Clause 30.5, shall promptly after such Person becomes aware of the circumstances giving rise to such claim, deliver to the Company through the Agent a certificate to that effect specifying the event by reason of which it is entitled to make such claim and the amount of such claim provided that noting shall require such Person to disclose any confidential information relating to the organisation of its affairs and the Company shall pay such amount to the Agent for the account of such Person within 3 business days of receipt of such certificate.

30.6	Unpaid Sums as Advances: Any unpaid sum shall (for the
purposes of this Clause 30 and Clause 17.1 (Increased
Costs)) be treated as an advance and accordingly in this Clause 30 and Clause 17.1 (Increased Costs), "Advance" includes any unpaid sum and "Interest Period" in relation to an unpaid sum includes each such period mentioned in Clause
30.1 (Default Interest Periods).

30.7	Acquisition Indemnity:

30.7.1	Indemnity: The Company shall indemnify the
Arranger, the Agent and each Bank (each an "Indemnified
Party") from time to time within 5 business days of demand of the Indemnified Party, from and against all losses, liabilities, claims, costs or expenses
(including legal fees) which the relevant Indemnified
Party may suffer or incur( except to the extent that the same result from the negligence or willful misconduct of that Indemnified Party) arising out of the Offer or the Preference Share Offer (whether or not made) or any acquisition by Bidco or any Person acting in concert with Bidco of any Shares or Preference
Shares or arising out of any use of the proceeds of any Advance. It is agreed that:

(a)	each Indemnified Party shall notify the Company in
reasonable detail of any potential claim by it or its directors, officers or employees on the Company under this Clause 20.7.1 promptly upon its becoming aware of that potential claim; and

(b)	if the Company wishes any Indemnified Party to
enter into any negotiations with a view to settlement of any dispute with any third party likely to give rise to any claims, damages, liability, costs and expenses for which a claim may be made under this Agreement, it shall notify that Indemnified Party accordingly, which
Indemnified Party will then enter into such negotiations in good faith on a without prejudice basis but shall not be bound so to settle; and

(c)	any payments required to be made by reason of this
indemnity shall be in addition to any other amounts provided for in the finance Documents or agreement to be paid in respect of the Facilities.

30.7.2	Provisions of Opinions and Process: The Arranger,
the Agent and each Bank shall give promptly to the Company such details and copies of all opinions and process served concerning (or concerning the circumstances giving rise to) any claims, damages, liabilities, costs and expenses which may form the basis of any claim by it on the Company hereunder, as the Company may reasonably request.

30.7.3	Appointment of Professional Advisers: At the
request of the Company, from time to time, the Arranger, the Agent and each Bank will discuss with the Company and will give careful consideration in good faith to the views of the Company concerning the appointment of professional advisers in connection with any such claims, damages, liabilities, costs and expenses (and in connection with the circumstances giving rise thereto and any proceedings current, pending or threatened relating thereto) and the conduct of any proceedings, and will use reasonable endeavours to procure that (once appointed) all professional advisers acting for it in relation thereto shall do likewise and that where possible and where such party does not reasonably consider that it is against its best interest, one firm of professional advisers only is appointed to represent each of the Arranger, the Agent and the Banks.

30.7.4	Non-Disclosure: Notwithstanding the foregoing
provisions of this Clause 30.7, none of the Arranger, the Agent and the Banks shall be required to disclose to the Company or any other Obligor any matter with regard to which it is under a duty of non-disclosure.
All information which may be disclosed by any of the Arranger, the Agent and the Banks pursuant to this Clause 30.7 shall be disclosed on the same conditions as to confidentiality, as are set out in Clause 37.


PART 11
FEES, COSTS AND EXPENSES

31.	Fees

31.1	Commitment Fee: The Company shall pay to the Agent for the
account of each Bank a commitment fee on the amount of such Bank's Available Revolving Commitment and Available Term Commitment form day to day during the period beginning on the date hereof and ending on the Revolving Facility
Termination Date (in the case of a Bank's Available
Revolving Commitment) and ending on the Term Facility
Termination Date (in the case of a Bank's Available Term Commitment) (or any earlier date on which the relevant
Commitment of such Bank is cancelled and permanently reduced to zero). Commitment fees shall be calculated at the rate of 0.25% per annum on each of the Available Term Commitment and the Available Revolving Commitment until the date of making the first Advance and thereafter at a rate equal to 50% of the applicable Margin at such time and shall be payable in arrear at quarterly intervals during such period and on the last day of such period (or, if any such date for payment does not fall on a business day, the next succeeding day which is a business day).

31.2	Agency Fee:  The Company shall pay or procure the payment to the Agent for the account of the Agent agency fees in the amounts and at the times stated in the letter from the Agent to, among others, the Company dated the date hereof.

31.3	Arrangement Fee: The Company shall pay or procure the
payment to the Agent for the account of the Arranger arrangement fees in the amounts and at the times stated in the letter from the Agent to, among other, the Company dated the date hereof.

32.	Costs and Expenses

32.1	Transaction Expenses: The Company shall pay to the Agent for the account of the Agent and the Arranger all reasonable costs and expenses (including value added tax or any similar tax and legal fees) incurred by them in the negotiation, preparation and execution of the Finance Documents and the completion of the transactions therein contemplated.

32.2	Preservation of Rights: The Company shall from time to time
on demand reimburse the Agent, the Arranger and each Bank for all reasonable costs and expenses (including value added tax or any similar tax and including legal fees incurred in or in connection with the preservation and/or enforcement of any of the rights of any of them against any Obligor under any Finance Document.

32.3	Stamp Taxes:  The Company shall pay all United Kingdom stamp and registration Taxes to which this Agreement is or at any time may be subject and shall indemnify the Agent, the Arranger and each Bank against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such Tax.

32.4	Banks' Liability: If any time the Company fails to perform
its obligations under this Clause 32 each Bank shall in the proportion borne by the sum of its Outstandings to the sum of the Outstandings of all Banks at the time of demand (or, where there are not Outstandings, in the proportion borne by the sum of its Commitments of all the Banks have been reduced to zero, at the time when the same last exceeded zero) indemnify the Agent on demand against any loss incurred by it as a result of such failure and the Company undertakes to reimburse each Bank forthwith for any payment made by it pursuant to this Clause 32.4. Provided that for the purposes of making any calculation under this Clause
32.4 the provision of 4.2 (Overdraft Facility) shall be ignored.

PART 12
AGENCY PROVISIONS

33.	The Agent and Arranger

33.1	Appointment of the Agent: Each Bank hereby appoints the
Agent to act as its agent in connection with the Finance Documents and authorises the Agent to exercise such rights, power and discretions as are specifically delegated to it by the terms of this Agreement together with all such rights, powers and discretions as are reasonably incidental thereto.

33.2	Agent's Discretions:  The Agent may:

(i)	assume that:

(a)	any representation made by an Obligor in or in
connection with any Finance Document is true;

(b)	no Event of Default or Potential Event of Default
has occurred; and

(c)	no Obligor is in breach of or in default of its
obligations under any Finance Document

	unless the Agent in its capacity as agent for the Banks has received written notice to the contrary from a party to this Agreement;

(ii)	assume that each Bank's Facility Office is that
identified with its signature below (or, as the case may be, in the Transfer Certificate or Global Transfer
Certificate pursuant to which it became a party hereto) until it has received from such Bank a notice designating some other office of such Bank as its Facility Office for the purpose of the Facilities and act upon any such notice until the same is superseded by a further notice;

(iii)	engage and pay for the advice or services of any
lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(iv)	rely as to matters of fact which might reasonably be
expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

(v)	rely upon any communication or document believed by it
to be genuine;

(vi)	refrain from exercising any right, power or discretion
vested in it under any Finance Document unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

(vii)	refrain from acting in accordance with any
instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with any Finance Document until it shall have received such security as it may require (whether by way of payment in advance or otherwise) against all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

33.3	Agent's Obligations:  The Agent shall:

(i)	promptly upon receipt thereof, inform each Bank of the
contents of any notice or document or other information received by it in its capacity as Agent hereunder from an Obligor;

(ii)	promptly notify each Bank of the occurrence of any
Event of Default or any default by an Obligor in the due performance of its obligations under this Agreement of which the Agent has, in its capacity as agent for the Banks, received written notice from a party to this Agreement;

(iii)	save as otherwise provided herein, act in
accordance with any instructions given to it by an Instructing Group; and

(iv)	if so instructed by an Instructing Group, refrain from
exercising any right, power or discretion vested in it as agent under any Finance Document.

33.4	Excluded Obligations:  Notwithstanding anything to the
contrary expressed or implied herein, neither the Agent nor the Arranger shall:

(i)	be bound to enquire as to:

(a)	whether or not any representation made by any
Obligor in or in connection with any Finance
Document is true;

(b)	the occurrence or otherwise of any Event of
Default or Potential Event of Default;

(c)	the performance by an Obligor of its obligations
under any Finance Document; or

(d)	any breach of or default by an Obligor of or under
its obligations under any Finance Document;

(ii)	be bound to account to any Bank for any sum or the profit
element of any sum received by it for its own account;

(iii)	be bound to disclose to any other Person any
information relating to any member of the Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person; or

(iv)	be under any fiduciary duty towards any Bank or under any
obligations other than those for which express provision is made in any Finance Document.

33.5	Indemnification:  Each Bank shall, on demand by the Agent,
indemnity the Agent in the proportion borne by the sum of Commitments (if any) to the Commitments of all the Banks have been reduced to zero, at the time when the same last exceed zero) against any and all costs, claims, expenses
(including legal fees) and liabilities which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent for the Banks under this Agreement Provided that for the purpose of any calculation under this Clause 33.5 the provisions of Clause 4.2 (Overdraft Facility) shall be ignored.

33.6	Exclusion of Liability:  Neither the Agent nor the Arranger
accepts any responsibility to any Bank for the accuracy and/or completeness of the Information Memorandum or any other information supplied in connection herewith (whether before or after the date hereof) or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement and neither the Agent nor the Arrangers shall be under any liability to any Bank as a result of taking or omitting to take any action (whether before or after the date hereof) in relation to this Agreement save in the case of gross negligence or wilful misconduct.

33.7	No Action:  Each of the Banks agree that it will not assert
or seek to assert against any director, officer or employee of the Agent or any Arranger any claim it might have against any of them in respect of the matters referred to in Clause
33.6 (Exclusion of Liability).

33.8	Business with the Group:  The Agent and the Arrangers may
accept deposits, from lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.9	Resignation:  The Agent may (after consultation with the
Company) resign its appointment under the Finance Documents at any time without assigning any reason therefor by giving either not less than 30 days' prior written notice to that effect to each of the other parties hereto or by appointing any affiliate of the Agent in its stead, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of Clause 33.10 (Successor).

33.10	Successor:  If the Agent gives notice of its
resignation pursuant to Clause 33.9 (Resignation), then following consultation with the Banks and with the agreement of the Company, any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by an Instructing Group and the Company during the period of such notice but, if no such successor is so appointed (including by reason of the failure of the Company to agree), the Agent may appoint such a successor itself.

33.11	Rights and Obligations:  If a successor to the Agent is
appointed under the provisions of Clause 33.10 (Successor), then (i) the retiring Agent shall be discharged from any further obligation under the Finance Documents but shall remain entitled to the benefit of the provisions of this Clause 33 and (ii) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

33.12	Own Responsibility:  It is understood and agreed by
each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor, and, accordingly, each Bank confirms to the Agent, the Arranger and the other Banks that it has not relied and will not hereafter rely on the Agent, the Arranger or any other Bank:

(i)	to check or enquire on its behalf into the adequacy,
accuracy or completeness of any information provided by an Obligor in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Agent or the Arranger); or

(ii)	to assess or keep under review on its behalf the
financial condition, creditworthiness, condition, affairs, status or nature of an Obligor.

33.13	Agency Division Separate:  In acting as agent hereunder
for the Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 33, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent's agency division.


PART 13

ASSIGNMENTS AND TRANSFERS

34.  Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns and transferees.

35.  Assignments and Transfers by the Obligors

No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

36.  Assignments and Transfers by Banks

36.1 Assignment and Transfers by Banks: Any Bank may at any time assign or transfer in accordance with Clause 36.3 all or part of such Bank's rights, benefits and obligations under this Agreement to any bank or financial institution which is a Qualifying Lender with the consent of the Company (such consent not to be unreasonably withheld or delayed and not to be required for assignments or transfers from a Bank to another Bank or to an Affiliate of that Bank) Provided that no such transfer or assignment shall be made if the result thereof, at the time of such transfer or assignment or immediately thereafter, would be that the Borrower would be liable to pay an additional amount or amounts pursuant to Clauses 16.1 (Gross-up), 16.2 (Tax Indemnity) or 17 (Increased Costs) which additional amount or amounts would not have been payable had no such transfer or assignment occurred.

36.2 Assignments by Banks: If any Bank assigns all of its rights, benefits and obligations hereunder in accordance with Clause 36.1 (Assignments and Transfers by Banks), then, unless and until the assignee has undertaken to all the other parties hereto that it shall be under the same obligations towards each of them as it would have been under if it had been a party hereto, the other parties hereto shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been a party hereto.

36.3  Transfers by Banks:  Subject to the provisions of Clause
36.5 (Transfer Fee), if any Bank wishes to transfer all of its rights, benefits and/or obligations hereunder as contemplated in Clause 36.1 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Agent of a duly completed and executed Transfer Certificate or Global Transfer Certificate whereupon:

(i) to the extent that in such Transfer Certificate or such Global Transfer Certificate the Bank party thereto seeks to transfer its rights and obligations hereunder, each Obligor and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 36.3 as "discharged rights and obligations");

(ii)	each Obligor and the Transferee or, as the case may be,
Transferees party thereto shall assume obligations towards one another and/or acquire the relevant rights against one another which defer from such discharged rights and obligations only insofar as such Obligor and such Transferee or Transferees have assumed and/or acquired the same in place of such Obligor and such Bank; and

(iii)	the Agent, the Arranger, such Transferee or, as the
case may be, Transferees and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee or Transferees been original parties hereto as (a) Bank(s) in respect of the rights and/or obligations acquired or assumed by it/them as a result of such transfer.

36.4	Irrevocable Offer:  Each of the parties hereto confirms that
(i) the delivery to a Transferee of a Transfer Certificate and the delivery to a number of Transferees of a Global Transfer Certificate, in each case signed by a Bank constitutes an irrevocable offer by each of the parties hereto to accept such Transferee or, as the case may be, Transferees (subject to the conditions set out herein) as a Bank or Banks party hereto in respect of the rights and obligations so expressed to be transferred, (ii) such offer may be accepted by such Transferee or, as the case may be, Transferees by the execution of such Transfer Certificate by such Transferee and by such Transferees by the Execution of such Global Transfer Certificate by such Transferees and (iii) the provisions of this Agreement shall apply to the contract between the parties thereto arising as a result of the acceptance of such offer.

36.5	Transfer Fee:  On the date on which a transfer takes effect
pursuant to Clause 36.3 (Transfer by Banks), the Transferee in respect of such transfer shall pay to the Agent for its own account a fee of 500 pounds per Transferee.

36.6	Notice of Transfer:  The Agent shall promptly notify the
Company of the receipt by it of any Transfer Certificate or Global Transfer Certificate, identifying in such notice the parties thereto and the portion of the relevant Commitment(s) transferred (as specified in such Transfer Certificate or Global Transfer Certificate).

36.7	Minimum Transfers:  Any transfer effected by a Bank to a
Transferee pursuant to Clause 36.3 (Transfer by Banks) comprising part only and not all of such Bank's rights, benefits and obligations shall be in a minimum amount of 5,000,000 pounds.

36.8	Reliance:  The Agent shall be entitled to rely on any
Transfer Certificate of Global Transfer Certificate delivered to it in accordance with the foregoing provisions which is complete and regular on its face as regards its contents and purportedly signed on behalf of the Bank and a Transferee or, as the case may be, Transferees and shall have no liability or responsibility to any party as a consequence of placing reliance upon and acting in accordance with any such Transfer Certificate or Global Transfer Certificate.

37.	Disclosure of Information

Any Bank may disclose such information about the Company and the Group as such Bank shall consider appropriate to any actual or potential assignee or Transfer or to any Person who may otherwise enter into contractual relations with such Bank in relation to this Agreement and who, in any such case, has signed a letter in the form set out in the Seventh Schedule (Form of Confidentiality Letter) Provided that no such letter shall be required if the only information so disclosed is already a matter of public record and has not become so as a result of the breach by such Bank of any obligation of confidentiality owed by such Bank of any obligation of confidentiality owed by such Bank to an Obligor.

PART 14

MISCELLANEOUS

38.	Calculations and Evidence of Net Debt

38.1	365 Day Basis:  Interest and fees shall accrue from day to
day and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

38.2	No Quotations:  If on any occasion one or more Reference
Banks fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations supplied by the other Reference Banks provided there are no less than two.

38.3	Evidence of Debt:  Each Bank shall maintain in accordance
with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

38.4	Control Accounts:  The Agent shall maintain on its books a
control account or accounts in which shall be recorded:

(i)	the amount of any Advances made hereunder and each Bank's
share therein;

(ii)	the amount of any principal, interest or other sums due or
to become due from a Borrower to any of the Banks hereunder and each Bank's share therein; and

(iii)	the amount of any sum received or recovered by the
Agent hereunder and the share of each Bank therein.

38.5	Prima Facie Evidence:  In any legal action or proceeding
arising out of or in connection with this Agreement, the entries made in the accounts and records maintained pursuant to this Clause 38 shall be prima facie evidence of the existence and amounts of the obligations of a Borrower therein recorded.

38.6	Bank Certification:  A certificate of a Bank as to:

(i)	the amount by which a sum payable to it hereunder is to be
increased under Clause 16.1 (Gross-up); or

(ii)	the amount for the time being required to indemnify it in
respect of any of the circumstances mentioned in Clause 16.2 (Tax
Indemnity) and Clause 17 (Increased Costs),

shall be prima facie evidence in any legal action or proceeding arising out of or in connection with this Agreement.

39.	Partial Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability or such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

40.	Remedies, Amendments and Waivers

40.1	Amendment Procedures:  The Agent, if it has the prior
written consent of an Instructing Group, and the Company may from time to time agree in writing to amend the Finance Documents or to waive, prospectively or retrospectively, any of the requirements of any of the Finance Documents and any amendments or waivers so agreed shall be binding on all the Banks and the Obligors Provided that:

(i)	no such waiver or amendment shall subject any party hereto
to any new or additional obligations without the consent of such party;

(ii)	without the prior written consent of all the Banks, no such
amendment or waiver shall:

(a)	change the principal amount of or currency of any Advance,
or extend the term of the Facilities or the Term, or, as the case may be, the Interest Period of, any Advance;

(b)	change the Margin, change the amount or currency or extend
the date for any payment of interest, fees or any other amount payable hereunder to all or any of the Agent and the Banks under any of the Finance Documents;

(c)	amend or modify the definition of Instructing Group; or

(d)	amend any provision which contemplates the need for the
consent or approval of all the Banks; and

(iii)	notwithstanding any other provisions hereof, neither
the Agent nor the Arranger shall be obliged to agree to any such amendment or waiver if the same would:

(a)	amend or waive any provision of this Clause 40; or

(b)	otherwise amend or waive any of the Agent's or Arranger's
rights under any of the Finance Documents or subject the Agent or the Arranger to any additional obligations thereunder.

40.2	Amendment Costs:  If the Company requests any amendment,
supplement, modification or waiver in accordance with Clause 40.1 (Amendment Procedures) then the Company shall, within five business days of demand of the Agent, reimburse the Agent for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred by the Agent in the negotiation, preparation and execution of any written instrument contemplated by Clause 40.1 (Amendment Procedures).

41.	Notices

41.1	Written Communication:  Each communication to be made
hereunder shall, unless otherwise stated, be made by telex, telefax or letter.

41.2	Letter or Telex:  Any communication or document (unless made by telefax) to be made or delivered by one Person or another pursuant to this Agreement shall (unless that other Person has by fifteen days' written notice to the Agent specified anther address and/or telex number) be made or delivered to that other Person for the attention of the Person and at the address or telex number identified with its signature below (or, as the case may be, in the transfer Certificate pursuant to which it became a party hereto) and shall be deemed to have been made or delivered when such communication or document has been despatched and the appropriate answerback received (in the case of any communication made by telex) or (in the case of any communication made by letter) when left at that address or, as the case may be, seven days after being deposited in the post first class postage prepaid in an envelope addressed to it as aforesaid Provided that any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and provided further than any communication or document which is made or delivered by the Agent and provided further than any communication or document which is made or delivered or deemed to have been made or delivered on a day which is not a business day in the place of receipt or which is made or delivered or deemed to have been made or delivered after normal business hours in such place shall deemed to have been made or delivered at the opening of business on the immediately succeeding business day in that place.

41.3	Telefax:  Where any provision of this Agreement specifically contemplates telefax communication made by one Person or another, such communication shall be made to that other Person at the relevant telefax number specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed.
Each such telefax communication, if made to the Agent by an Obligor shall be made, or as the case may be, signed by an Authorised Signatory of such Obligor and shall be expressed to be for the attention of the account officer or department whose name has been notified for the time being for that purpose by the Agent or such Obligor.

42.	Law

This Agreement shall be governed by, and construed in accordance with, English law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.



THE FIRST SCHEDULE

The Original Lender

   Name		         		Column A	   		Column B	     		Total
                                               Commitment

                			Revolving       	Term
              				 Commitment			 Commitment

                  			Pounds				    Pounds        Pounds
Credit Suisse		  	100,000,000		 460,000,000	  	560,000,000